SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

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March 15, 2013

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 25, 2013, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our Company. In addition, the business to be transacted is: (i) to elect nine directors of the Company as described in the accompanying Proxy Statement; (ii) to give an advisory vote on our executive compensation; (iii) to approve the Company's Amended and Restated 2007 Stock Plan; (iv) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2013; and (v) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, I want to thank you for your continued support and confidence.

Sincerely,

Kenneth P. Manning
Chairman and Chief Executive Officer

Enclosures

SENSIENT TECHNOLOGIES CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Notice of Annual Meeting
To Be Held April 25, 2013

To the Shareholders of
Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 25, 2013, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect nine directors of the Company as described in the accompanying proxy statement;

2
To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement;

3.	To approve the Company's Amended and Restated 2007 Stock Plan;

4.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2013; and

5.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2013

The Proxy Statement and Notice of Annual Meeting and the 2012 Annual Report to Shareholders are available on Sensient’s website at http://www.Sensient.com/financial/annualreport_and_proxy.htm.

The Board of Directors has fixed the close of business on February 27, 2013, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

The Company encourages you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the Meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the Meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary
Milwaukee, Wisconsin
March 15, 2013

SENSIENT TECHNOLOGIES CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-6755

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
to be held on
April 25, 2013

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 15, 2013, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2013 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 25, 2013, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. The Proxy Statement and Notice of Annual Meeting and the 2012 Annual Report to Shareholders are also available on our website at http://www.Sensient.com/financial/annualreport_and_proxy.htm.  The 2012 Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2012, and certain other information concerning the Company. The 2012 Annual Report to Shareholders and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 27, 2013, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 50,016,801 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers, a proxy, in the enclosed form, that is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked, or which has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked, will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

•	FOR the Board’s nine nominees for director;

•
FOR approval of the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement;

•	FOR approval of the Company's Amended and Restated 2007 Stock Plan;

•	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2013; and

•	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the approval of our executive compensation or on any matter relating to executive compensation (including our proposed amendment and restatement of our 2007 Stock Plan) unless they receive voting instructions from the beneficial owner, but they will be able to vote with respect to ratification of Ernst & Young LLP as our auditors for 2013.  If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote.  The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker.  A broker non-vote will have no effect in the election of directors, with respect to the advisory shareholder vote on our executive compensation and with respect to the proposed amendment and restatement of our 2007 Stock Plan.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by telegram. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Their charges for that service will be $8,000 plus reasonable expenses.  The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members who are all elected each year for one-year terms.  The Board has re-nominated eight of its current directors: Messrs. Brown, Croft, Hickey, K. Manning, and P. Manning, Dr. Clydesdale, Dr. Wedral and Ms. Whitelaw.  It has also nominated Mr. Edward Cichurski for consideration as a member of the Board of Directors.  The Board wishes to thank Mr. Salmon, who is not being re-nominated,  for his many years of service to the Company as a director.  The Company did not use a third-party director search firm in connection with the nomination of Mr. Cichurski.

The Company intends that the persons named as proxies in the accompanying proxy cards will vote FOR the election of the Board’s nine nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxy cards that include directions to vote in favor of that nominee or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “General” above.

Under Wisconsin law, unless otherwise provided in a corporation’s articles of incorporation (Sensient’s articles of incorporation do not otherwise provide), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock that are not voted on this matter at the Meeting (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors at the Meeting.  Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board, together with a completed Directors and Executive Officers Questionnaire, affirmation and consent, must have been received by the Secretary no later than 50 days before the meeting, or March 6, 2013. As no notice of any other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years.  Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement.  The criteria emphasize the need for independence and an absence of material conflicts of interest of all directors other than the Company’s CEO and COO, the personal attributes the Company seeks in all directors, and the broad mix of skills and experience that should be included among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board.  The skills and experience that we consider most important for membership on the Board include a background in at least one of the following areas:

•	substantial recent business experience at the senior management level, preferably as chief executive officer;
•	a recent leadership position in the administration of a major college or university;
•	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;
•	recent prior senior level governmental or military service; or
•	financial expertise or risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that the Board believes qualify each of Sensient’s nominees to serve on the Board are briefly described below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES (EXCLUDING BROKER NON-VOTES) WILL BE VOTED FOR ALL NOMINEES.

Hank Brown	Director Since 2004
Age 73	Audit Committee (Chairman)
Finance Committee
Nominating and Corporate Governance Committee

Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C.  Mr. Brown was President of the University of Colorado from 2005 to 2008 and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institution to greater enrollment and financial support.  In between his stints as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion dollar charitable foundation, and he continues to serve as Chairman of the Board.  Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees) and five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees).  Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1969 to 1980.  While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division.  Mr. Brown currently serves as a director of Sealed Air Corporation (since 1997).  Within the past five years he was a director of Delta Petroleum Corporation (from 2007 to 2010 and Guaranty Bancorp (from 2008 to 2009); prior to that time he was a director of several other public companies.

Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961.  Mr. Brown volunteered for the U.S. Navy earning his commission at Newport, Rhode Island, and his navigator wings at Pensacola, Florida, and Corpus Christi, Texas.  Following his service with VR – 22 and a tour in Viet Nam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966.  In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam.  Mr. Brown earned an LLM in tax from George Washington University in 1986 by attending night classes while serving in Congress.  In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

For the following reasons the Board concluded that Mr. Brown should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization.  Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee and Finance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters.  Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

Edward H. Cichurski	New Nominee
Age 71	Audit Committee (Anticipated)
Finance Committee (Anticipated)
Scientific Advisory Committee (Anticipated)

Mr. Cichurski spent 35 years practicing as a CPA for clients throughout the world with the international accounting firm PricewaterhouseCoopers and its predecessors (he retired from that firm in 2000), including service in Barcelona, Spain from 1978-1981 and service as the Managing Partner of the Milwaukee office (serving Wisconsin and parts of the upper Midwest) from 1989 to 1996.  From mid-1996 to 2000 he was at the firm’s National Office in New York working with the firm’s office of General Counsel. From 2000 to 2007 he served as Executive Vice President of Merchants & Manufacturers Bancorporation and as president of its financial services subsidiary.  Following his retirement from that position, he has served as an advisor to several public and private companies on business development, accounting and financial reporting matters.  That includes providing advisory services to Sensient from 2007 until his selection as a nominee for Sensient's Board by the Nominating and Corporate Governance Committee.  Mr. Cichurski serves on the boards of numerous community and charitable organizations in the Milwaukee area and is a member of both the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

Mr. Cichurski received his bachelor of science degree from St Peter's College, Jersey City, New Jersey, in 1963 and his MBA from Fairleigh Dickinson University in 1970.  He served as a First Lieutenant in the U.S. Army from 1963 to 1965, where he earned the Army Commendation Medal.

For the following reasons, the Board concluded that Mr. Cichurski should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Mr. Cichurski's accounting and auditing experience and expertise and his substantial U.S. and international experience assisting global businesses in a variety of industries are expected to serve Sensient well in the coming years.  His recent business experience, both at a senior management level and as an advisor to growing businesses in a variety of manufacturing and consumer products businesses, should be of particular value as Sensient pursues both its growth program and its cost reduction initiatives throughout the Company.

Dr. Fergus M. Clydesdale	Director Since 1998
Age 76	Compensation and Development Committee
Executive Committee
Nominating and Corporate Governance Committee
Scientific Advisory Committee (Chairman)

Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life.  Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention.  Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance which he founded in 2004.  From 1990 to 2008 he was head of the Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction.

In 2010 the National Research Council of the National Academies, based on the performance of the Department in the last year of Dr. Clydesdale's tenure as its Head, ranked the Department as number one among all Food Science Departments in the United States for PhD research and education.  Recently elected a Fellow of the American Institute of Nutrition, he is now a fellow of the four premier societies in the field of food science and nutrition.  Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience.  He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field.  In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors.  Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals.  He also chaired the Strategic Research Alliance from 1988 to 2008 along with the Strategic Policy Alliance from its inception in 2004.  Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department.  Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and in 2009-2010 served on an FDA committee which evaluated FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy.  In 2010 he was reappointed to another three year term on the National Academies, Institute of Medicine, Food and Nutrition Board.  Dr. Clydesdale served as Chair and currently serves on the Board of Trustees of the American branch of the International Life Sciences Institute. He has served on the board of the Global International Life Sciences Institute.  Each of these entities promotes scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

For the following reasons the Board concluded that Dr. Clydesdale should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  Dr. Clydesdale is a globally-known expert in the science of food colors and their use in food, especially natural colors, and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth.  Dr. Clydesdale’s background in food science, experience with industry from the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as being head of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling, and regulatory and scientific trends.  Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure, and salary increases within his department.  These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Nominating and Corporate Governance Committee and Compensation and Development Committee.  Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) with regard to Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients, and its food safety policies and procedures.

James A.D. Croft	Director Since 1997
Age 75	Audit Committee
Compensation and Development Committee (Chairman)
Executive Committee
Scientific Advisory Committee

Mr. Croft has extensive international and entrepreneurial experience, including having served as an executive officer, director and leader of business development at various multi-national businesses.  In 1967 he became a general partner in the London-based real estate consulting firm of Richard Ellis, and was one of the senior partners in the firm until his retirement in 1998 at the time of its merger with California-based CB Commercial to become CB Richard Ellis.  From 1968 through the early 1980s, Mr. Croft was Executive Chairman of Richard Ellis International – the firm’s international development arm. During this time, he travelled extensively, and led the firm’s business development and office openings throughout Europe, the United States and Latin America.  He then established the firm’s international Hotels and Leisure division based in London.  During his career with Richard Ellis, Mr. Croft served as a director of most of the firm’s subsidiary and associated companies throughout the world, and was also a consultant to several major international investors.  By the time of Mr. Croft’s retirement, Richard Ellis had 67 offices worldwide, with around 2,000 employees and fee income of approximately US$250 million per annum.  In 1993, Mr. Croft co-founded SRAB Shipping AB, where he served as a director until 1998.  Mr. Croft helped take that company public in 1997 (it is quoted on the Stockholm OMX Stock Exchange) and it now owns and operates nine tanker and dry cargo vessels.

Although he is retired from Richard Ellis and SRAB Shipping, Mr. Croft continues an active role in entrepreneurial ventures, currently serving as the Chairman and sole shareholder of Bartlodge Ltd, a property development and investment firm he founded specializing in office development in the United Kingdom and residential development in Portugal.

Mr. Croft attended the University of London where he received a bachelor’s degree in Real Estate Management, graduating as Student of the Year in 1960.  He currently resides in Kent, England, is fluent in French and has a working knowledge of Spanish and Portuguese.

For the following reasons the Board concluded that Mr. Croft should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  More than half of Sensient’s revenues come from outside the United States, and expanding its worldwide operations is a key strategy.  As a lifetime resident of the United Kingdom, Mr. Croft brings an international perspective to the challenges of creating and building businesses that span multiple countries, cultures, languages, regulatory structures and business traditions, having spent over 40 years creating, building and managing multi-national businesses that focus on the specific needs of the local market and individual customer. Mr. Croft also brings the unique skills of an entrepreneur who has developed several successful multi-national businesses, often as start-ups. This international and management experience enables him to provide unique insights regarding the management and expansion of Sensient’s international operations.

William V. Hickey	Director Since 1997
Age 68	Audit Committee
Executive Committee
Finance Committee (Chairman)
Nominating and Corporate Governance Committee

Mr. Hickey served as Chief Executive Officer from 2000 to March 1, 2013, of Sealed Air Corporation, a leading global manufacturer of protective, food and specialty packaging materials and systems; he also served as President (since 1996) until September 1, 2012.  Mr. Hickey will continue as Chairman of the Board of Sealed Air until the Company’s annual meeting in May, 2013.  Prior to becoming Chief Executive Officer at Sealed Air Corporation, Mr. Hickey served in various executive positions, including Chief Operating Officer, Executive Vice President, Chief Financial Officer and Vice President and General Manager of the Food Packaging Division and the Cellu Products Division.  He was previously employed by Arthur Young, where he worked as a CPA, and also served as Chief Financial Officer of W.R. Grace and Company’s Latin American operations in the 1970s.

Mr. Hickey serves as a director (including a member of the audit committee) of Public Service Enterprise Group Incorporated, a diversified energy company that is traded on the New York Stock Exchange and one of the ten largest electric companies in the United States.  He is also a director of the National Association of Manufacturers, a Member of the American Business Conference and a Member of the Executive Board of the Northern New Jersey Council of the Boy Scouts of America.

For the following reasons, the Board concluded that Mr. Hickey should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Mr. Hickey has considerable business, management, leadership and financial experience, including expertise directly related to the food industry.  Through his service, including first as Chief Financial Officer and then as Chief Executive Officer, with Sealed Air Corporation, a large public company with extensive international operations (approximately half of its revenue is from customers outside the United States) and substantial interests in food-related businesses (approximately two-thirds of its revenue), Mr. Hickey has a knowledge and expertise in serving the international food industry that is critical to Sensient’s business.  Further, Mr. Hickey has been extremely successful in managing and growing businesses.  During Mr. Hickey’s tenure, Sealed Air Corporation has grown its net sales from $78 million to over $7.5 billion, and has expanded, both domestically and internationally, through acquisitions and start-ups.  In addition to his leadership and management skills, Mr. Hickey has considerable financial, auditing, risk management and corporate governance experience and is an audit committee financial expert under the SEC’s rules, all of which enable him to make valuable contributions to Sensient’s Board and various Board committees, including the Audit Committee.

Kenneth P. Manning	Director Since 1989
Age 71	Executive Committee (Chairman)
Scientific Advisory Committee

Mr. Manning is Sensient’s Chairman of the Board (since 1997) and Chief Executive Officer (since 1996). Mr. Manning joined Sensient as a Group Vice President in 1987. Mr. Manning became Sensient’s Executive Vice President in 1989 and President in 1992.  He has been the architect of Sensient’s numerous key strategic moves, such as increasing its presence overseas and its moves into high-performance specialty ingredients for food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for various applications.  Mr. Manning is also a director of Sealed Air Corporation (since

2002) and a former director of Badger Meter, Inc. (from 1996 to 2010), Firstar Corporation (from 1997 to 1999), Firstar Trust Company (from 1992 to 1997) and numerous other public and charitable organizations.

Before joining Sensient, Mr. Manning served as assistant to the Chairman and CEO of W.R. Grace and Company and in other positions within W.R. Grace of increasing responsibility both domestically and overseas, including as Vice President of Operations — European Division and later as President of its Ambrosia Chocolate Division.

Mr. Manning served as an officer on active duty in the U.S. Navy from 1963 to 1967 and retired from the U.S. Naval Reserve in 1995 with the rank of Rear Admiral.  He was awarded the Legion of Merit (awarded for exceptionally meritorious conduct in the performance of outstanding services and achievements) in 1994.  Mr. Manning is a member of the American Society of Mechanical Engineers, the American Chemical Society, Navy League, the United States Naval Institute, the Naval Reserve Association, and the National Maritime Historic Association.  He is also a Knight of Malta.

For the following reasons the Board concluded that Mr. Kenneth Manning should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  As Sensient’s chief executive officer, Mr. Manning is the longest-serving director.  He was and remains the leader of Sensient’s transformation into a global developer, manufacturer and marketer of advanced color, flavor and fragrance systems for the food, beverage, pharmaceutical, personal care and other industries.  With over 25 years of service to the Company, Mr. Manning’s unique knowledge and understanding of its businesses makes him especially well-suited to deal with future challenges and opportunities, as Sensient strives to sustain its growth in the current economic and competitive environment.  Mr Manning’s leadership and excellent business judgment are essential to Sensient’s Board.

Paul Manning	Director Since 2012
Age 38	Executive Committee
Finance Committee
Scientific Advisory Committee

Mr. Paul Manning joined the Company in 2009 as General Manager, Food Colors North America, and became President of the Color Group in 2010.  He became President and Chief Operating officer of the Company in October 2012.  Before that he worked for Danaher Corporation from 2007 to 2009 as Mergers and Acquisitions Integration Manager of the Fluke Division.  From 2003 to 2007, he held various supply chain and project manager positions with McMaster-Carr Supply Company.  He holds a B.S. degree in Chemistry from Stanford University and an MBA from Northwestern University.

During his years with the Color Group, Mr. Manning gained a thorough understanding of both the opportunities and the challenges facing the Company’s Color businesses and made critical contributions to their improved performance.  In his current position as the Company’s President and Chief Operating Officer, he is applying his management skills and experience to make similar contributions in the Company’s other businesses.  His detailed knowledge of the Company’s operations enables him to keep the Board well informed regarding the Company’s performance and opportunities.  Mr. Manning's strong background in chemistry allows him to direct product and technology research and development efforts and to be a valuable member of the Scientific Advisory Committee.  Mr. Manning’s prior experience in mergers and acquisitions and supply chain management is valuable to the Board because these areas are of particular importance for the Company’s growth and profitability.

The Board concluded that Mr. Paul Manning should serve as a director of Sensient at the time it files this proxy statement because of the foregoing knowledge, skills and experience.  He brings the Board unique insights that will be critical to Sensient's long-term strategic planning and to issues that may arise in connection with the management succession occasioned by the upcoming retirement of Mr. Kenneth Manning.

Dr. Elaine R. Wedral	Director Since 2006
Age 68	Finance Committee
Scientific Advisory Committee

Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington, D.C., that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and work toward solutions for the benefit of the general public. Dr. Wedral is also a director of Balchem Corporation (where she is chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries.  Dr. Wedral also serves on the editorial board of Food Processing magazine, on the board of the Women’s Global Health Institute at Purdue University and continues to work with several industry groups and universities on food science issues in an advisory capacity.

From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc. and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006, and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its foodservice systems.  Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities with over 700 personnel and the development, construction and management of a new state-of-the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities. Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry, and foodservice systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it).  Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality.  Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building or consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety.  These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

Essie Whitelaw	Director Since 1993
Age 65	Compensation and Development Committee
Nominating and Corporate Governance Committee (Chairman)
Scientific Advisory Committee

Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2010, where she was responsible for managing over 430 employees.  Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer.  Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs.  Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility.

Ms. Whitelaw is active in the local Wisconsin community.  She currently serves on the Milwaukee Public Museum board of directors and the board of the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships.  Ms. Whitelaw’s prior board service includes Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

For the following reasons the Board concluded that Ms. Whitelaw should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk.  Ms. Whitelaw is Sensient’s longest serving independent director and the only one of its current independent directors who resides in the Midwestern U.S., where Sensient’s headquarters and most of its domestic facilities are located.  Sensient values Ms. Whitelaw’s involvement in civic and community activities in the local community, and her experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years.  No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2012 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that: (1) Sealed Air Corporation, of which Mr. Hickey was Chief Executive Officer until March 1, 2013, purchased $130,076 and $143,994 in colors from one or more units of the Company in 2012 and 2011, respectively; (2) a Sensient subsidiary purchased $217,849 and $100,093 in packaging or industrial cleaner from Sealed Air in 2012 and 2011, respectively; (3) during 2009 the Company hired Mr. Paul Manning, the son of Mr. Kenneth P. Manning (Sensient’s Chairman of the Board and Chief Executive Officer), and he currently serves as the President and Chief Operating Officer of the Company, and in January 2013 the Company hired Mr. John Manning (son of Mr. Kenneth P. Manning and brother of Mr. Paul Manning), and he currently serves as Vice President and Assistant General Counsel; and (4)

Mr. Cichurski provided accounting consulting services to the Company from 2007 until his nomination as a director in exchange for a consulting fee of $35,000 per annum.  See “Transactions with Related Persons” below.  The Board has determined that all members of the Board, except Mr. Kenneth Manning and Mr. Paul Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”), and that the relationships of Mr. Hickey and Mr. Cichurski did not impair their independence.  See “Corporate Governance - Director Independence” below.

Corporate Governance

General

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives.  Long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks.  The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls and it has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and its types and amounts of insurance and with respect to foreign currency management.

Board Meetings and Meeting Attendance

The Board of Directors met six times during 2012.  Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during 2012.  The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders.  In 2012, all Board members attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey, Kenneth Manning (Chairman) and Paul Manning and Dr. Clydesdale, met twice in 2012. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met ten times during 2012. Messrs. Brown (Chairman), Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC applicable to directors generally and to members of audit committees and none of them serves on the audit committee of more than three public companies.

This Committee, among other things:

•	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

•
reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

•
reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

•	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

•
obtains and reviews an annual report of the independent auditor covering the independent auditor’s independence, quality control, and any inquiry or investigation by governmental or professional authorities within five years;

•	sets hiring policies for employees or former employees of the independent auditor;

•	establishes procedures for receipt of complaints about accounting, internal accounting controls, auditing or other compliance matters;

•	reviews and oversees management’s risk assessment and risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance; and

•
reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflicts of interest and business ethics.

The Board has adopted a written charter for the Audit Committee, which is included in the Company’s Bylaws and posted on its website.  The Audit Committee reviews and reassesses the adequacy of this charter at least annually.  The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002.  The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules.  Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held four meetings during 2012, are Mr. Croft (Chairman), Dr. Clydesdale and Ms. Whitelaw.  Each member of the Committee satisfies New York Stock Exchange independence requirements applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

•
to review and approve all compensation plans and programs (philosophy and guidelines) of the Company and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the Company’s compensation program, including salary structure, base salary, short- and long-term incentive compensation such as restricted stock awards (including the relationships between incentive compensation and risk-taking) and nonqualified benefit plans and programs, including fringe benefit programs;

•
to review and discuss with management the policies and practices of the Company and its subsidiaries for compensating their employees, including non-executive officers and employees, to insure those policies do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls;

•
to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary; (ii) short- and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

•
at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of the evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking.  At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk.  Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders.  Based on its recently completed review of Sensient’s compensation programs, management concluded that Sensient’s incentive compensation policies for both executive and non-executive employees have not materially and adversely affected Sensient in the recent past, and are not likely to have a material adverse effect in the future.  See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2012 report on compensation matters.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Hickey (Chairman), Paul Manning and Salmon and Dr. Wedral, held three meetings during 2012. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

•	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

•	existing insurance programs, foreign currency management and the stock repurchase program;

•	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

•	such other matters as may from time to time be delegated to the Committee by the Board or provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey, Dr. Clydesdale and Ms. Whitelaw (Chairman), met three times during 2012. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among other functions, this Committee:

•
studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

•	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the Annual Meeting of Shareholders;

•	considers any nominees recommended by shareholders;

•	assists the Board in its determination of the independence of each director;

•	develops corporate governance guidelines for the Company and reassesses such guidelines annually; and

•	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends Board candidates it determines are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including promoting a variety of perspectives, professional experience, education, skills and other individual qualities and attributes on the Board as a whole.  A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement.  Recommendations for Board candidates may be made to the Committee by the Company’s Chairman and Chief Executive Officer, other current Board members and Company shareholders.  The Committee also from time to time utilizes the services of third-party search firms.  Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation.  Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair.  The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person, should describe whether, and if so how, the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board and should provide at least the questionnaire, nominee affirmations and other materials specified in the Bylaws, including the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors.  Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in this proxy statement regarding directors and nominees as a guide to the information required.  Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations and informational requirements contained in the Bylaws and applicable law are satisfied.  All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they are not an employee, director or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s Code of Conduct and other policies and guidelines.  See the discussion under “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale (Chairman) and Wedral, Messrs. Croft, Kenneth Manning, Paul Manning and Salmon, and Ms. Whitelaw, met twice during 2012.

Among other functions, this Committee:

•	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

•	advises the Company on maintaining product leadership through technological innovation; and

•
reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Codes of Conduct and Ethics, and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors are included in the Company’s Bylaws and are available on the Company’s website (www.Sensient.com).  The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines, Stock Ownership Guidelines for Elected Officers and Stock Ownership Guidelines for Independent Directors are also posted on the Company’s website.  If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics, the Corporate Governance Guidelines or the stock ownership guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors

Mr. Kenneth Manning has been an officer and director of the Company for over 25 years.  He is Sensient’s Chairman of the Board (since 1997) and Chief Executive Officer (since 1996).  He was also President until October 18, 2012.  The Board has great confidence in his leadership.  Mr. Manning’s employment agreement with the Company calls for him to continue to serve the Company as its Chairman of the Board and Chief Executive Officer through February 1, 2014, and the Board has determined that the combination of those roles remains appropriate.  At the Board’s request, Mr. Manning has agreed (and his employment agreement expresses an intention) that he will continue as a non-employee Chairman of the Board through December 31, 2015 to assist both the Board and management during the transition to new leadership.

The Company’s non-management directors, who also currently constitute the independent directors, meet at regularly scheduled executive sessions without management not less frequently than three times per year.  The independent directors must meet in executive session at least once per year without any other non-management directors present.  The non-management, independent directors held three executive sessions during 2012.  Because the Company’s Chairman is also its Chief Executive Officer and therefore does not attend the executive sessions, the responsibility for presiding at these meetings is rotated among all independent members of the Board of Directors in alphabetical order.

This proxy statement describes our philosophy, policies and practices regarding corporate governance, risk management and executive compensation.  Interested parties who wish to make their views or concerns known regarding these matters may communicate with management or with any non-management or independent directors or the Board as a whole in writing addressed to the attention of the Company Secretary.  The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Board Role in Risk Oversight

As noted above, Sensient is convinced that long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in establishing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks.  The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls and it has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and its types and amounts of insurance and with respect to foreign currency management.  The Board and these committees receive periodic reports on these matters from management and the personnel in charge of the related risk management activities.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management.  For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company.  A director is not considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

•
(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws.  Members of the Audit Committee and of the Compensation and Development Committee are subject to additional independence requirements.  For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Croft and Hickey, Drs. Clydesdale and Wedral and Ms. Whitelaw (who constitute all of the director nominees who are current members of the Board except Mr. Kenneth Manning and Mr. Paul Manning), and also Mr. Cichurski (the only new nominee), are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria.  Mr. Cichurski also meets the additional independence requirements applicable to members of the Audit Committee. In making this determination, the Board reviewed information provided by each of the nominees to the Company.  The Company has no relationships with any of the independent nominees (other than as a director and a shareholder), except that: (1) Sealed Air Corporation, of which Mr. Hickey was Chief Executive Officer until March 1, 2013, purchased $130,076 and $143,994 in colors from one or more units of the Company in 2012 and 2011, respectively; (2) a Sensient subsidiary purchased $217,849 and $100,093 in packaging or industrial cleaner from Sealed Air in 2012 and 2011, respectively, and (3) Mr. Cichurski provided accounting consulting services to the Company from 2007 until his nomination as a director in exchange for a consulting fee of $35,000 per annum.   These amounts are immaterial in size to both Sensient and the other parties involved, and the Board determined that these relationships did not impair the independence of its nominees.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $40,000 and fees of $1,500 for each Board and Committee meeting attended ($3,000 per meeting attended in the case of the Scientific Advisory Committee) in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually for serving in that capacity.

The Company has an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts that bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has a director stock plan for any director who is not an employee of the Company. The director stock plan was amended by the Board in December 2012 and for 2013 provides for an annual grant of 1,800 shares of the Company’s common stock to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.  Even after vesting, the shares are subject to Sensient’s stock ownership guidelines for non-employee directors, including a requirement that directors hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2012:

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$83,500	$56,175	$31,000	$-	$170,675
Dr. F. M. Clydesdale	76,500	56,175	17,000	-	149,675
J. A.D. Croft	84,000	56,175	19,000	-	159,175
W. V. Hickey	82,500	56,175	30,000	-	168,675
P. M. Salmon	59,500	56,175	42,119	-	157,794
Dr. E. R. Wedral	59,500	56,175	35,000	-	150,675
E. Whitelaw	73,500	56,175	48,000	-	177,675

(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)
The amounts in the table reflect the grant date fair value of stock awards to the named director in 2012. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock options and other stock-related awards granted to Sensient employees and directors based on the estimated fair value of the equity awards at the time of grant.  The assumptions used to determine the valuation of the awards are discussed in note 6 to Sensient’s consolidated financial statements.  The 2012 restricted stock awards to directors were made on April 26, 2012.  The grant date fair value of the 2012 restricted stock award to each director was $37.45 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2012:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	10,000	3,000
Dr. F. M. Clydesdale	10,000	3,000
J. A.D. Croft	-	3,000
W. V. Hickey	6,000	3,000
P. M. Salmon	6,000	3,000
Dr. E. R. Wedral	6,000	3,000
E. Whitelaw	667	3,000

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2012, the Committee met ten times.  The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively.  During each fiscal quarter of 2012, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2012 and 2011, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,406,200 and $2,248,100, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2012 and 2011, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $56,700 and $121,300, respectively.  Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations, including due diligence.

Tax Fees

During the years ended December 31, 2012 and 2011, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $256,900 and $736,000, respectively.  Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2012 or 2011.

All of the services described above were approved by the Audit Committee.  At its February 2013 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits.  The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee.  Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2012, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.  As further discussed in Item 4, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2013 and the Board recommended that the shareholders ratify that appointment.

Date: February 7, 2013
Hank Brown, Chairman
James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 22, 2013, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	27,220
Edward H. Cichurski	-
Dr. Fergus M. Clydesdale	25,310
James A.D. Croft	24,764
John L. Hammond	63,918
William V. Hickey	35,709
Richard F. Hobbs	82,998
Kenneth P. Manning	256,000
Paul Manning	61,377
Stephen J. Rolfs	137,712
Peter M. Salmon	16,268
Dr. Elaine R. Wedral	15,268
Essie Whitelaw	15,711
All directors and executive officers as a group (19 persons)	922,221

(1)
No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 1.9% of the Company’s Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (see Note (2), below).

(2)
Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of February 22, 2013:  Mr. Brown — 10,000 shares;  Dr. Clydesdale — 10,000 shares; Mr. Hickey — 6,000 shares; Mr. Rolfs — 29,125 shares; Mr. Salmon — 6,000 shares; Dr. Wedral — 6,000 shares; Ms. Whitelaw — 667 shares; and all directors and executive officers as a group — 106,917 shares.  The total for all directors and executive officers as a group also includes 1,500 shares subject to restricted stock units that vest within 60 days of February 22, 2013; the restricted stock units are owned by an executive officer who is not a named executive officer.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Kenneth Manning’s wife.

(4)
Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis.  The numbers of shares held through these plans have been estimated based on the closing stock price of $37.08 on February 22, 2013.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 22, 2013 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g).

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
BlackRock, Inc. (2)	5,294,253 shares	10.6%
Neuberger Berman Group LLC (3)	5,045,713 shares	10.1%
The Vanguard Group, Inc. (4)	2,726,265 shares	5.5%
Allianz Global Investors U.S. Holdings LLC (5)	2,547,511 shares	5.1%

(1)	All percentages are based on 50,016,801 shares of Common Stock outstanding as of February 22, 2013.

(2)
BlackRock, Inc. filed a Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries.  BlackRock’s address is 40 East 52nd Street, New York, New York.  Its Amendment No. 3 to Schedule 13G, dated January 9, 2013, reported that as of December 31, 2012, it held sole power to vote and sole dispositive power with respect to 5,294,253 shares of Common Stock.  It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)
Neuberger Berman Group LLC filed a Schedule 13G dated February 7, 2012, with respect to itself and certain affiliates.  Berman’s address is 605 Third Avenue, New York, New York.  Its Amendment No. 2 to Schedule 13G, dated February 14, 2013, reported that as of December 31, 2012, it held shared power to vote 4,905,890 shares and shared dispositive power with respect to 5,045,713 shares of Common Stock.  It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(4)
The Vanguard Group, Inc. filed a Schedule 13G dated February 7, 2013, with respect to itself and certain subsidiaries.  Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania.  It reported that, as of December 31, 2012, it had sole power to vote 77,261 shares, sole power to dispose of 2,651,604 shares, and shared power to dispose of 74,661 shares.  It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(5)
Allianz Global Investors U.S. Holdings LLC filed a Schedule 13G dated February 7, 2013, with respect to itself and certain subsidiaries or affiliates.  The Allianz Global address is 680 Newport Center Drive, Suite 250, Newport Beach, California.  It reported that as of December 31, 2012, specified affiliates had sole power to vote an aggregate of 2,402,677 shares and sole power to dispose of 2,547,511 shares.  It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.Sensient.com.  The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management.  Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report to Shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman
Dr. Fergus M. Clydesdale
Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Recent Improvements to Executive Compensation Program

The pages below discuss the material elements of Sensient’s compensation program for its executive officers.  The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2010, 2011 and 2012 and its ongoing compensation program for 2013 and future years.

Sensient's Business Strategies and Investments Focus on Value Creation, Primarily Over the Long Term.  Our approach to executive compensation flows directly from our approach to value creation for the Company and our shareholders.  Although all timeframes are relevant, Sensient is primarily focused on long-term investments both in our employees and through acquisitions and strategic capital investments in state-of-the-art facilities and equipment designed with product safety and regulatory compliance in mind.  We continue to invest substantial amounts in new product development, much of which is proprietary, and expanded distribution capabilities, domestically and around the world.  These strategies and investments are intended to position us for long-term, sustainable growth and profitability even if they do not maximize our profits in the short term.  Our equity compensation program and our robust stock ownership guidelines and hold-to-retirement policy, which are discussed below and which we believe are unique among our peers, are designed to align our executive compensation program with this long-term value creation focus.

Although stock price performance is not the only factor to be considered in evaluating Company performance, strong financial results normally should translate into attractive shareholder returns compared with comparable investments.  Sensient believes that stock price performance is best evaluated over longer time horizons because short-term stock price fluctuations often do not reflect the prospects associated with longer term investments.  Despite a sluggish domestic economy, difficult economic conditions in Europe and significant levels of economic and political uncertainty, Sensient’s stock price has performed well overall.  For the three-year and five-year periods ended December 31, 2012, Sensient stock generated a total compound annual return to shareholders, including dividends, of 13.3% and 7.5% per annum, respectively.  For the three years ended December 31, 2012, Sensient’s total return to shareholders is in line with the return earned by the Standard & Poor’s Midcap 400 Index, of which Sensient is a component. For the five years ended December 31, 2012, Sensient has outperformed the return earned by the Standard & Poor’s Midcap 400 Index by 240 basis points.

Our Management and Compensation Philosophy Demands and Rewards Excellence. Sensient’s management and compensation philosophy demands excellence from each of its executive officers and from the management team as a whole.  We believe in lean staffing and strong accountability as the way to optimize performance.  While some aspects of the Company’s financial performance are tied to macro-economic factors that are beyond management’s control, our officers are still expected and required to manage risks and to optimize Sensient’s performance on the key matters that are within management’s influence or control.  Correspondingly, our compensation system is intended to provide substantial rewards when excellent performance is achieved, both based on annual goals and especially through robust and long-term equity ownership requirements.  This philosophy and commitment are the key drivers of our compensation decisions.

As should be expected in light of our compensation philosophy and objectives, Sensient’s compensation awards for recent years reflect the Company’s strong financial performance during these same periods and our positioning for strong performance in the future.  Our CEO’s total compensation, as reported in the Summary Compensation Table, has been appropriate and in alignment with the returns earned by shareholders over this period.  The compound annual rate of change in the CEO’s total compensation over the last five years reflects an annual increase in total pay of 2.7%.   The total returns to our shareholders over this same five year period equated to a positive compound annual rate of return of 7.5%.

Our Executive Compensation Program Appropriately Considers Both Annual Performance and Long Term Value Creation.  Sensient considers it important to achieve both its long-term strategic objectives and its annual performance goals, with its primary emphasis on long-term value creation.  This is reflected in the following pie chart detailing the components of executive compensation in 2012:

The pie chart above illustrates that only 16% of the compensation for 2012 to Sensient's executives consisted of fixed salary, with another 19% based on achieving objective performance goals under our annual incentive program. As illustrated in the pie chart, close to half of the executives’ compensation consists of a long-term incentive award.  Sensient’s long term incentive awards consist of equity grants that the officer cannot expect to access right away or even within a period of a few years.  Instead, under our unique compensation program, the long-term incentive plan consists of time-vesting restricted stock awards that the executive generally cannot sell (even when fully vested, except in amounts intended to cover taxes) until at or near retirement from Sensient.  As a result, the interests of our senior executives are strongly aligned with the interests of our long-term shareholders because both this year's stock awards and all of the stock accumulated by an executive during a career at Sensient is generally nontransferable until retirement.  However, because these time restrictions and associated risks reduce the value of the awards somewhat from an executive's perspective, for both retention and motivation reasons we intentionally set these awards higher than do most of our peers.

We believe that both our stock ownership policies and our incentive performance targets help to align the executives’ financial interests with the long-term financial interests of the Company and its shareholders.  See pages 42 through 44 for a description of the awards made in 2012 under the Company’s annual cash incentive plan for 2013.  We also believe that our long-term equity awards, particularly when combined with our robust stock ownership and unique hold-to-retirement stock ownership requirements, are an effective way to link our executives' ultimate financial rewards to the long-term success of the Company despite the difficulty of setting appropriate performance goals longer into the future.  For 2012 we generally awarded time-vested stock with a five year period of restriction, which is in excess of the period commonly seen in the marketplace.  Upon earning these stock awards, executives are required to hold their stock (net of sales intended to cover taxes) until at or near retirement.  As a result, the portion of an executive’s net worth invested in Sensient stock can be expected to generally increase throughout the executive’s career, creating a strong alignment with the interests of Sensient’s shareholders.

Response to Our Recent Say-on-Pay Votes and Improvements to Sensient’s Compensation Policies.  Sensient combines a consistent approach to our overall compensation design and philosophy with an ongoing review of our compensation policies and practices, revising them when appropriate in light of market conditions, economic and tax developments, and emerging best practices.  Our Compensation and Development Committee recently made several important improvements, including:

•
We adopted more robust stock ownership guidelines for both executives and directors and added a more formal “hold-to-retirement” stock ownership policy (with limited exceptions) that we believe is unique among our peer companies.  Additional details of these changes are included on pages 36 and 37 of this proxy statement.

•
We adopted a “clawback” policy for any equity awards and other incentive compensation in the event of a financial restatement for which the executive was at fault.  See page 35.  Our clawback policy encourages executives to take a broad view of risks.

•	We explicitly prohibit our directors and officers from hedging their investments in Sensient stock so they share risk with our long-term shareholders.

•
In 2007 we stopped including tax gross-ups in our restricted stock awards and in 2010 we stopped including tax gross-ups in any new executive change of control agreements.  We also modified our existing change of control agreements to remove the right for the executive to receive a benefit if he or she voluntarily leaves Sensient during the 13th month following a change of control.

Each of these pay-for-performance improvements furthers the goal of aligning the interests of Sensient and its shareholders with the incentives of our executives and other employees. In 2011, we initiated discussions with several of our major shareholders and we intend to continue this practice in order to ensure that we explain our compensation policies and consider changes whenever opportunities for improvement exist.

Sensient’s Recent Executive Compensation is Tied to Strong Company Financial Performance.  Consistent with Sensient’s management and compensation philosophy to demand and reward excellence, our recent executive compensation has been tied to Sensient’s strong financial performance.

Consolidated revenue, net income and earnings per share all reached record levels in 2012, and the Company has achieved record revenues and earnings per share in each of the last three years.  The Company has also strengthened its balance sheet.  In the last five years, debt decreased by more than $150 million and the debt to capital ratio has improved to 23.5% from 38.4%.  During the same time period, the Company has increased its sales coverage, modernized its production facilities, and improved its technologies in promising areas such as digital inks, pharmaceutical coatings, and natural colors and flavors.  Sensient has increased its quarterly dividend six times in the last six years, and used its share repurchase program to return more than $23 million to shareholders in 2012.

Sensient’s Executive Compensation is Commensurate with Our Peer Group.  Sensient’s total direct compensation (salary, annual incentive bonus and equity awards) for our five named executive officers as a group is commensurate with our peer group.  In 2011, the most recent year for which this information was available, the total direct compensation of Sensient’s five named executive officers, as a percentage of Sensient’s market capitalization, was at the 56th percentile of its peer group.  When viewed as a percentage of Sensient’s operating income, the aggregate compensation of the named executive officers ranked at the 65th percentile within the peer group.  The Compensation and Development Committee believes that this level of pay and its positioning relative to the peer group is appropriate given the performance of the Company and the investments being made to enhance the future prospects for growth.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for all employees.  See “Committees of the Board of Directors — Compensation and Development Committee” above for a description of the Committee’s responsibilities.  This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

•	to demand and reward excellence from each of its executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls and oversight that minimize the risks present in Sensient’s business.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

•	achievement of specific financial and performance targets without taking unnecessary or excessive risks;

•	each executive officer’s role and his or her experience and tenure in the position and with the Company;

•	the total salary and other compensation for the executive officer during the prior fiscal year; and

•	how the executive officer may contribute to Sensient’s future success.

The Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of demanding and rewarding excellence. Sensient reviews its compensation awards compared to compensation levels for comparable positions at Sensient’s stable peer group of competing public companies of similar size and complexity combined with published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company.  This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives.  The selection of our peer group and each material element of compensation is discussed further below.

Key elements of the executive compensation program tie a significant portion of executive compensation to the Company’s success in meeting specified financial goals and objectives.  The Committee also considers other compensation and amounts payable to executive officers, including retirement compensation and potential payments in a situation involving a change of control of the Company.  Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees and that our executive officers should have protections regarding increases in interest rates and individual income tax rates in order to avoid incentives for earlier retirement.

The Committee also recognizes that situations involving a potential change of control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation.  To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change in control and thereby assure that management provides guidance to the Board and shareholders that is divorced from such concerns.  Change of control agreements can also help insure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the target company’s shareholders but also those of any acquirer.  These change of control agreements remain important to the Company and therefore we have continued them, although in 2010 we revised them to remove the right for the executive to receive specified benefits in the event that he or she chooses to leave the Company during the 13th month following a change of control.  We also changed our policy so that change of control agreements entered into during 2010 and thereafter did not and will not include excise tax gross-up payments in connection with a change of control, although we will continue to honor tax gross-up promises in contracts we entered in prior years.

Finally, as with all companies, the Company provides various other benefits to its employees, including its executive officers.  Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees.  In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices.  The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program.  As required by Section 14A of the Securities Exchange Act, the Company obtained formal shareholder advisory votes regarding executive compensation at the 2011 and 2012 Annual Meetings of Shareholders, and we will obtain a new advisory vote at the 2013 Annual Meeting of Shareholders and annually thereafter.  The Committee considers the results of the recent shareholder advisory votes regarding executive compensation in determining its ongoing compensation policies and decisions.  To better understand the concerns of its shareholders and to give them an opportunity to make more specific recommendations, the Company has initiated discussions of its compensation policies with some of its larger shareholders beginning in late 2011.  The Company’s recently adopted executive compensation clawback policy, its higher executive and director stock ownership requirements, its revised policies generally requiring executives and directors to retain their Sensient stock ownership until retirement (with limited exceptions for Rule 10b5-1 sales by executives approaching retirement), and additional safeguards included in the proposed restatement of the 2007 stock plan (each of which is described elsewhere in this proxy statement) were all influenced by the Company’s belief that these revisions would strengthen the alignment of the interests of our executives and directors with the interests of our shareholders and therefore should be viewed favorably by the Company’s shareholders and their advisors.  We believe that our hold-to-retirement policy is unique within our peer group.

Generally, the Committee begins its consideration of annual cash and long-term incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual incentives and long-term incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year.  Most restricted stock awards are granted effective as of the December meeting date.  Sensient did not grant stock options to its executive officers in recent years (relying instead on awards of restricted stock).

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data.  The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing a stable and appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States.  The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines.  In light of these challenges, Sensient has determined the appropriate peer group by considering:

•	companies of comparable size (based primarily on market capitalization and revenues);

•	companies with which it competes for business (primarily in the specialty chemicals industry);

•	companies with significant international operations; and

•	companies with generally consistent, strong financial performance.

The peer group is reviewed annually and while companies are added or removed as circumstances warrant, the Compensation Committee believes it is beneficial to keep the peer group fairly stable from year to year for comparison purposes.

The Comparable Company Data included in the 2009 analysis that was considered by the Compensation Committee in making decisions for 2009 restricted stock awards, 2010 base salaries and 2010 annual incentive plan awards was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a peer group of 19 public companies.  Data regarding the same group of 19 public companies was considered when making Compensation Committee decisions in 2010 relating to 2010 restricted stock awards, 2011 base salaries and 2011 annual incentive plan awards, and again in 2011 when making Compensation Committee decisions relating to 2011 restricted stock awards, 2012 base salaries and 2012 annual incentive plan awards.  The peer group of 19 public companies included in these years were:

Aceto Corporation	Cambrex Corporation	International Flavors & Fragrances Inc.	PolyOne Corporation

Albemarle Corporation	Church & Dwight Co., Inc.	McCormick & Company, Incorporated	A. Schulman, Inc.

Alberto-Culver Company	Elizabeth Arden, Inc.	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	FMC Corporation	Nu Skin Enterprises, Inc.	Stepan Company

Cabot Corporation	H.B. Fuller Company	Penford Corporation

Alberto-Culver Company and Arch Chemicals were both acquired in 2011 and are no longer publicly traded entities.  Accordingly, data regarding them was not available in 2012 when making decisions relating to 2012 restricted stock awards, 2013 base salaries and 2013 annual incentive plan awards.  For that reason the peer group used in 2012 consisted of the remaining 17 public companies plus Olin Corp. and Revlon, Inc., a chemical company and a beauty care and personal products company, respectively.  These two additions to the peer group were selected because they each possess business and competitive profiles that are similar to the companies that were displaced from the peer group.  The relevant financial characteristics of these companies that were added to the peer group also fell within an acceptable range in relation to Sensient’s own financial characteristics.

This public company peer group is comparable to Sensient in complexity and market challenges.  Although Sensient’s 2011 revenues were somewhat below the median of the peer companies (ranking at the 29th percentile), our market capitalization and operating income were somewhat above  or at the median (ranking at the 59th and 50th percentiles, respectively) and our net income was also near the median (at the 47th percentile).  Using generally the same peer companies for the past several years should minimize any shareholder concerns that Sensient’s selection of peer companies could be outcome oriented.

Using this peer group for comparison purposes, the Compensation Committee noted that Sensient’s recent realizable pay (salary, actual bonus plus realizable value of equity awards) for its five most highly compensated executive officers is appropriately aligned with the returns received by our shareholders.  Based on publicly available data for the peer companies for 2011 and assuming the peers perform at “target” for purposes of their unearned long-term incentive performance awards, the total realizable pay of Sensient’s named executive officers over the prior three-year and five-year periods ended December 31, 2011, ranked above the median, and the average annual return to Sensient’s shareholders for those same periods also ranked above the median.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it by compiling the Comparable Company Data and has the sole authority to approve the consultant’s fees and other retention terms.  The Company has also used Towers Watson for certain other services.  The compensation to Towers Watson for other services for recent years did not exceed $120,000 annually.  As part of the process to retain Towers Watson, the Committee evaluated the independence of that firm and its advisers by considering (among other factors that the Committee considered relevant) (1) what other services Towers Watson has provided to Sensient, (2) the amount of fees Towers Watson has received for those services as a percentage of its total revenue, (3) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest, (4) any business or personal relationships between Sensient's advisers and members of the Committee or other directors or between Sensient executives and the advisers or Towers Watson, and (5) the advisers' holdings of Sensient stock, if any.  On the basis of this evaluation, the Committee determined that the advisers' relationships and other services did not create conflicts of interest and did not adversely affect Towers Watson's independence and advice.

The Company’s Vice President, Administration customarily assists the Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Committee’s work.  He also serves as the Committee’s officer contact but has no decision-making authority on the Committee.  In reviewing the performance and establishing the compensation levels of other elected officers, the Committee takes into account the recommendations of Mr. Kenneth Manning as Chief Executive Officer.

Cash and Incentive Compensation

The cash and incentive compensation for Sensient’s executive officers each year include:

•	Base salary;

•	Annual incentive plan bonuses; and

•	Equity awards.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data.  Mr. Kenneth Manning is the only officer of the Company who has an employment agreement.  This is appropriate in light of his experience, responsibilities and overall role in the Company.  We discuss the specific methods used to determine compensation for Mr. Manning in the section entitled “Compensation for Mr. Kenneth Manning.”

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers.  When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient, years in the officer’s current position and market data regarding salary changes for similar positions.  These factors ordinarily are not weighed or ranked in any particular way.

For 2012, the Committee began with market data indicating that base salaries of executives at similar companies were generally expected to increase from 2011 levels by approximately 3%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations.  The Company continues to believe that the unique skills and qualifications of its executive officers are important to the ongoing growth and success of the Company.  The annual salary increase given to most of the named executive officers was between 4% and 5%.  In one instance a larger increase was awarded because the executive’s current base pay was significantly below the midpoint observed in the market.

Annual Incentive Plan Bonuses

Sensient maintains annual incentive plans for its elected officers.  Annual incentive compensation is intended to provide incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The annual bonuses are subject to a target level of earnings per share, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target level is achieved.  Performance in excess of the targeted level allows for an increased award, but awards are capped at 200% of the bonus at the targeted level.  Performance below the targeted level can result in a reduced award, or no award at all if the minimum threshold level is not achieved.  The plan may provide additional bonus opportunities based on achievement of other objective financial goals, but the aggregate incentive compensation is capped at 200% of the targeted bonus.  The particular targets and financial goals used are those which the Committee determines reflect or are important to achieve increased shareholder value over the long term without undertaking unnecessary or excessive risks.  The Committee generally sets target bonus award levels that keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance.  The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

The Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level.  Sensient’s primary reliance is on earnings per share.  In recent years the Company also has established supplemental targets based on improvements in revenue, cash flow, return on invested capital, expense levels and gross profit as a percentage of revenue, subject to an overall maximum on the aggregate incentive compensation awarded.  For some officers the Company also used a measure of group operating profit. See page 43 for a detailed description of the current targets.  Each of these targets is an objective measure that is widely accepted by investors generally.  After the end of the year, the Company compares Sensient’s actual annual performance against the goals for each of the performance measures to determine the amount (if any) that it pays the executive officers under the annual incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. For example, the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for the earnings per share performance measure during the fiscal year.  The other named executive officers currently would earn 65% of their base salaries in the case of “target” earnings per share performance. Performance in excess of the targeted level results in a payment of up to double that amount if a specified “maximum” is achieved.  Lower performance can result in a reduced award, subject to a specified “minimum” level of earnings per share.  The three or four supplemental targets provide other bases upon which the executives can earn awards of 15% or 20% of target bonus each (an aggregate maximum of 60%, but with no partial awards if the supplemental target is not fully satisfied and no opportunity for a higher award for exceeding the supplemental target), subject to an overall maximum for each executive equal to 200% of his “target” bonus.  The Committee determined that these levels of annual incentive bonuses were appropriate based on the Comparable Company Data.  The target percentage payout may vary from year to year. The amount Sensient pays will increase or decrease in accordance with performance against its performance measures.

For awards made in 2011 to be based on performance during 2012, amounts paid under the bonus plan were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for extraordinary items as provided in the plan.

Performance Goal	2012 Target(1)	2012 Actual Results(2)	Percentage of Target Bonus Earned
Consolidated earnings per share	$2.48 per share (target); $2.31 per share minimum; $2.58 per share for maximum award	$2.52 per share	140%

Revenue (adjusted to reflect budgeted foreign currency exchange rates)	$1.525 billion or higher	$1.426 billion	0%

Cash flow	$152.6 million or higher	$141.9 million	0%

Return on invested capital	10.2% or greater	9.6%	0%

Gross profit as a percentage of revenue	31.6% or greater	31.7%	15%

(1)
The Consolidated Earnings per share goal for 2012 was subject to a minimum, target and maximum for purposes of determining any awards of $2.31 per share, $2.48 per share and $2.58 per share, respectively.  Each of the other performance goals established only the single amount disclosed in the table, with no opportunity for either a partial award if the target was missed by only a small amount and no possibility for a higher award for substantially exceeding the specified level.

(2)
The Annual Plans provide that in comparing actual performance against the targeted Performance Goals, the Compensation Committee may exclude from or include in the comparison any extraordinary gains, losses, charges or credits as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  The Committee set the 2012 targets excluding any net cost or benefit for a legal action attempting to recover costs related to a prior year environmental matter. The exclusion made to earnings per share pursuant to this provision for 2012 was two cents. There was also a one cent add-back to earnings per share related to the impact of retroactive tax legislation.

For 2012, none of the named executive officers except Mr. Paul Manning received incentive compensation opportunities based on the performance of specific business units of the Company rather than on the performance of the Company as a whole.  During the time that he served as President, Color Group, Mr. Paul Manning’s incentive compensation was based 70% on the performance of the Color Group and 30% on the performance of the Company as a whole.  After his promotion to President and Chief Operating Officer, Mr. Paul Manning’s incentive compensation was based entirely on Sensient’s consolidated operating results.

In December 2011, Sensient adopted a new policy, effective January 1, 2012, for the recovery of equity-based and other incentive compensation from the offending officer or officers if Sensient is required to prepare an accounting restatement due to Sensient’s material noncompliance with any financial reporting requirements under the securities laws as a result of misconduct from a current or former executive officer.  Under the clawback policy, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer during the 12-month period following the first public issuance or filing of the noncompliant financial document and any profits realized by the offending officer from the sale of Sensient securities during that 12-month period.  Although it appears likely that a three-year clawback policy will be required under future SEC regulations and NYSE listing standards called for by the Dodd-Frank Act, those specific requirements have not yet been proposed or adopted.  The Company decided to adopt a clawback policy even before the SEC requirements become effective in order to minimize any investor concerns in this regard.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and the 2007 Restricted Stock Plan (collectively, the “Plans”). Including a significant level of equity-based awards helps align the financial interests of management with those of Sensient’s shareholders and with the long-term strategic objectives of the Company since the ultimate value of equity-based awards is tied to the value of Sensient’s stock over the long term and these awards provide executives with a further equity stake in the Company.  This is especially true in light of the Company’s robust stock ownership requirements and “hold-to-retirement” requirements for executives, discussed below.

Sensient’s long-term incentive compensation for its principal executive officers in recent years has been composed entirely of restricted stock awards, with no stock options. The 2007 Restricted Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance-based elements.  The awards to the named executive officers in recent years have been based on time-vesting and ordinarily will vest (i.e., become freely transferable) after five years or when the individual retires after attaining age 65 (if earlier).  Awards to Mr. Kenneth Manning, Mr. Hobbs and Mr. Hammond all vest immediately upon grant because each has attained age 65.  Beginning in 2007, Sensient switched from primarily issuing options to relying instead on restricted stock awards because accounting rule changes made options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period (or until age 65) whether or not the options are ever exercised by the executive.  In future years, an award may be granted using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in a combination of these alternatives.

Even when the restrictions have lapsed on restricted stock awards, Sensient has long had a policy that generally required officers and employees to hold all of their Sensient stock throughout their employment, and has permitted them to sell Sensient stock only (a) in connection with the exercise of a stock option expiring within one year, (b) pursuant to pre-approved Rule 10b5-1 plans covering diversification sales of specific shares (not future awards) by executives nearing retirement age and (c) sales of up to 50% of shares upon vesting of restricted stock to cover associated tax liabilities.  During 2011 Sensient strengthened its stock ownership policies for both elected officers and independent directors to increase their stock ownership requirements.  The changes also require directors who have met the higher standards to hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes. All of the named executive officers and directors meet these robust stock ownership requirements.  As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, which creates a strong alignment with the interests of our shareholders. Based on publicly available information, the combination of our robust stock ownership requirements and hold-to-retirement policy (with limited exceptions) is unique within our peer group and should help assure that this will continue.

The Company’s long-standing policy and the terms of its outstanding restricted stock awards generally provide that the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason.  Turning 65 also triggers the employee’s tax liability for the restricted stock.  For certain executives that were then or soon would be age 65, the Compensation Committee determined that it was appropriate to align the vesting date with the incurrence of the tax liability for the stock, particularly since retirement after age 65 would cause the stock to vest in any event.  Accordingly, in 2010 or earlier the Committee provided for vesting of future stock grants for certain executives at age 65, including Messrs. Kenneth Manning, Hobbs and Hammond.  In addition, in December 2010 the Committee accelerated the vesting of the previously expensed portions of outstanding restricted stock awards to Mr. Hobbs and Mr. Hammond based on the possibility that income tax rates would increase in future years.  The payment related to the recipient's tax liability for a portion of the restricted stock that was awarded to Messrs. Hobbs and Hammond prior to 2007 is reflected in the summary compensation table for the years in which the awards vested.  For awards granted after 2006, Sensient no longer provides for payment of the recipient’s related tax liability.

The Company has long had a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer.  Until 2011 the written policy indicated that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. In 2011 the policy was amended to increase the stock ownership requirement to be applicable within three years from their date of election for the Chief Executive Officer to six times his annual base salary and to increase the requirement for Senior Vice Presidents (currently Messrs. Hobbs and Hammond) to four times their annual base salaries.  The policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.  The 2011 amendments also formalize Sensient’s “hold-to-retirement” policy for any additional net shares awarded by the Company in the future until the executive retires or is no longer employed by the Company, with the exceptions noted above for exercise and sales of shares from an option expiring within one year, for executives aged 60 or over who sell pursuant to a Board-approved Rule 10b5-1 plan and for sales of up to 50% of shares upon the vesting of restricted stock to permit payment of related federal and state income taxes.  The Company also amended its written policy for independent directors by increasing the stock ownership requirement and adding a “hold to retirement from the Board” requirement for at least 75% of any additional net shares awarded to them, with exceptions for the sale of shares from the exercise of options expiring within one year or the sale of up to 50% of restricted shares upon vesting (to permit payment of related taxes).  The minimum ownership component now requires that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board.  This policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.  All of the Company’s directors and named executive officers comply with these new, higher stock ownership requirements and its policies against hedging, short selling and use of Company stock as collateral.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees.  For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay.  For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning, certain tax gross-up payments, and sometimes relocation assistance or other benefits.

Compensation for Mr. Kenneth Manning

Mr. Kenneth Manning has an employment agreement with the Company.  The agreement specifies that Mr. Manning will serve as Chairman of the Board and Chief Executive Officer through February 1, 2014, and expresses the Board’s desire (to which Mr. Manning consented) that he will continue to serve as non-employee Chairman of the Board through December 31, 2015, to assist both the Board and management during the transition to new leadership.  The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings and retirement plans, and customary benefits. The agreement can be terminated by the Board of Directors with or without cause.  If Mr. Kenneth Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.)  Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the Supplemental Executive Retirement Plan (the “SERP”).  The agreement contains a one-year non-competition covenant.  In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a change of control employment and severance agreement as described below, except that he would be entitled to retain retirement and disability benefits under his employment contract.

For 2010, 2011 and 2012, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation  were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.  Those goals continue for 2013.

For 2010, 2011 and 2012, the Committee set Mr. Kenneth Manning’s base salary at $957,300, $995,600 and $1,035,400 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Manning’s leadership role.  In addition, for fiscal 2010, 2011 and 2012, his potential annual bonus payment was 85% of base salary at “target” performance, which was somewhat below potential bonuses of other companies based on the Comparable Company Data.  For 2010 the bonuses for all of the executive officers (including Mr. Manning) were based primarily on earnings per share, but also included targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded).  For 2011 the targets were again based primarily on earnings per share, with additional targets based on improvements in expense levels as a percentage of revenue, cash flow, return on invested capital, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded).  For 2012 the additional targets were based on improvements in cash flow, return on invested capital, revenue, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded).  See pages 35 and 43 for a further description of the specific targets for 2012 and 2013, respectively.

Sensient granted Mr. Kenneth Manning a stock award for 88,000 shares in 2010, 90,000 shares in 2011 and 90,000 shares in 2012.  The award for each year was based on Mr. Manning’s performance during the year in accordance with the evaluation described above.  The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

Mr. Manning also participates in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan.  Mr. Manning’s participation in these retirement plans is on the same basis as other executive officers of the Company.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Change of Control Agreements

The Company maintains change of control agreements with all of its elected executive officers, including the named executive officers.  These agreements are customary in Sensient’s industry and help to attract and retain key executives in the event of a change of control.  These agreements are not employment agreements and have no effect unless there is a change in control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years. During this period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control.  Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.”  (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.)  Until 2010, the agreements provided that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control was deemed to be a termination for good reason, but they were amended in 2010 to delete that provision.  If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50.  The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs.  The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period.  In addition, change of control agreements entered before 2010 provide for a “gross-up” to cover excise taxes related to the benefits, although agreements entered in 2010 and later years do not and agreements entered in future years will not include the tax gross-up.  See “Tax Aspects of Executive Compensation” below.  The Compensation Committee believes that these change of control benefits, as revised, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests.  Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control.  As noted above, the Company also has an employment agreement with Mr. Kenneth Manning that includes significant obligations upon early termination without “cause” as defined therein.  See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance based” to $1 million annually per executive officer.  Sensient’s stock plans have been designed so that outstanding stock option awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation.  However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation.  In addition, as an executive approaches age 65, the compensation expense amortization of his restricted stock awards accelerates, potentially triggering the Section 162(m) limitation.  The compensation of Mr. Kenneth Manning and Mr. Hammond in 2010, 2011 and 2012 exceeded the Section 162(m) limitation, primarily as a result of their restricted stock awards.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes.  Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation.  The excise tax applies to all payments over annual compensation, determined by a five-year average.  A company also loses its tax deduction for “excess” payments.  Sensient’s change of control employment and severance agreements entered prior to 2010 provide that all benefits under them will be “grossed up” so that the Company also reimburses the executive officer for these tax consequences.  Agreements entered during 2010 and thereafter do not provide for tax gross-ups.  See “Compensation Objectives and Philosophy,” above.

In addition, the Internal Revenue Code was recently amended to impose a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to current or former executive officers of publicly-held corporations.  We have structured our benefit plans and agreements to comply with Section 409A of the Internal Revenue Code in order to avoid any adverse tax consequences on the Company or its executive officers as a result of the surtax under Section 409A.

Executive Compensation Tables (2010, 2011 and 2012)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Kenneth P. Manning	2012	$1,035,400	$-	$3,240,000	$-	$1,364,140	$630,000	$223,730	$6,493,270
Chairman and Chief	2011	995,600	-	3,225,600	-	1,692,520	2,312,000	258,006	8,483,726
Executive Officer	2010	957,300	-	3,130,160	-	1,627,410	2,470,000	216,170	8,401,040

Paul Manning	2012	362,548	-	900,000	-	389,608	1,944,000	58,922	3,655,078
President and Chief	2011	312,000	-	645,120	-	405,600	-	45,581	1,408,301
Operating Officer

Richard F. Hobbs	2012	522,200	-	1,440,000	-	526,117	227,000	99,137	2,814,454
Senior Vice President	2011	502,100	-	1,433,600	-	652,730	822,000	211,861	3,622,291
and Chief Financial	2010	478,200	-	1,316,090	-	621,660	1,011,000	928,247	4,355,197
Officer

John L. Hammond	2012	372,700	-	1,080,000	-	375,495	162,000	73,334	2,063,529
Senior Vice President,	2011	358,400	-	1,075,200	-	465,920	1,622,000	87,803	3,609,323
General Counsel &	2010	341,300	-	889,250	-	443,690	514,000	753,410	2,941,650
Secretary

Stephen J. Rolfs	2012	352,200	-	792,000	-	354,842	400,000	63,825	1,962,867
Vice President,	2011	335,400	-	609,280	-	436,020	762,000	258,268	2,400,968
Administration	2010	274,900	-	497,980		311,430	211,000	213,544	1,508,854

(1)
The amounts in the table reflect the grant date fair value of stock awards to the named executive officer.  Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant.  The ultimate values of the options and stock awards to the executives generally will depend on the future market price of Sensient’s common stock, which cannot be forecasted with reasonable accuracy.

(2)
Amounts shown represent the amounts earned under the Company’s annual management incentive plans for the years indicated.  The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans for 2010, 2011 and 2012 were based primarily upon achievement of a targeted level of earnings per share, and also supplementally included specified improvements in cash flow, return on invested capital, selling, general and administrative expenses (or for 2012, revenue) and gross profit as a percentage of revenue, subject to a limit on aggregate incentive compensation for each executive.  See “Cash and Incentive Compensation — Annual Incentive Plan Bonuses” above and “Grants of Plan-Based Awards” below for more information about bonuses for 2012.

(3)
Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation.  For the continuing participants collectively, most of the change in pension values for both 2011 and 2012 is a result of decreases in long term federal interest rates that are used in calculating the values, and will be reversed if those rates increase before the executive retires.  For example, if long term federal interest rates at December 31, 2012, had been the same as at December 31, 2011, the change in pension value for our CEO would have been $271,000 rather than $630,000.  The change in pension value for Mr. Paul Manning is due to his first year of participation in 2012. The requirements for the calculation assume that vesting will occur and results in a large number in the first year even though he would not be eligible for any retirement benefit until 2030.  See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(4)
Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. The amounts related to retirement plan benefits listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Total
K. P. Manning	2012	$27,279	$109,117	$136,396
	2011	26,230	104,920	131,150
	2010	21,220	84,881	106,101

P. Manning	2012	7,681	30,726	38,407
	2011	5,887	23,548	29,435

R. F. Hobbs	2012	11,749	46,997	58,746
	2011	11,238	44,950	56,188
	2010	9,248	36,990	46,238

J. L. Hammond	2012	8,386	33,545	41,931
	2011	8,021	32,084	40,105
	2010	6,582	26,327	32,909

S. J. Rolfs	2012	7,882	31,529	39,411
	2011	6,468	25,873	32,341
	2010	4,735	18,940	23,675

(5)
Includes non-retirement plan benefits.  The non-retirement plan benefits include financial planning, personal use of Company automobiles and an executive physical.  The named executive officers received tax gross-up payments for 2010 in connection with the vesting of restricted shares of Messrs. Kenneth Manning, Hobbs, Hammond and Rolfs in the amounts of $0, $835,633, $694,539 and $166,724, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $46,787, $20,081, $11,189 and $10,429, respectively. The named executive officers received tax gross-up payments for 2011 in connection with the vesting of restricted shares of Messrs. Kenneth Manning, Paul Manning, Hobbs, Hammond and Rolfs in the amounts of $0, $0, $113,298, $24,564,  and $198,973, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $54,133, $6,863, $19,068, $10,462 and $10,855, respectively.  The named executive officers received tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $36,903, $9,541, $18,063, $14,073 and $11,082, respectively.  The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Club Memberships ($)	Tax Gross-Up Payments ($)	Total ($)
K. P. Manning	2012	$16,100	$27,787	$440	$6,104	$36,903	$87,334
	2011	37,250	28,011	732	6,730	54,133	126,856
	2010	28,500	27,020	119	7,643	46,787	110,069

P. Manning	2012	-	10,974	-	-	9,541	20,515
	2011	-	9,283	-	-	6,863	16,146

R. F. Hobbs	2012	2,464	19,367	497	-	18,063	40,391
	2011	3,650	19,307	-	350	132,366	155,673
	2010	5,385	18,651	409	350	855,714	882,009

J. L. Hammond	2012	6,005	10,848	477	-	14,073	31,403
	2011	1,675	10,855	142	-	35,026	47,698
	2010	2,535	10,817	1,421	-	705,728	720,501

S. J. Rolfs	2012	-	13,332	-		11,082	24,414
	2011	-	13,329	2,770	-	209,828	225,927
	2010	-	12,716	-	-	177,153	189,869

Grants of Plan-Based Awards

Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans.  The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock to key employees.  The Company has not granted stock options in recent years.  The Committee makes annual decisions, typically in December of each year, regarding appropriate restricted stock grants for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company.  The specific bonus opportunities described below were authorized by the Compensation Committee and are conditioned upon the achievement of specified performance goals in the year following the award.  The primary goals are based upon the achievement of a specified level of earnings per share, and in certain cases group or division operating profit, for the year, with 100% of the targeted award being paid upon achieving the specified goal or goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, or no award at all if the minimum threshold level is not achieved.  Target bonus award levels are generally between the 50th and the 75th percentile of comparable companies’ practices for most executive positions.  For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which generally brings aggregate cash and incentive compensation somewhat above the 75th percentile for performance significantly exceeding the targeted levels.  See “Cash and Incentive Compensation — Annual Incentive Plan Bonuses” above.  There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) depend upon actual performance.  In addition to the awards discussed above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level (with no lower “minimum” or higher “maximum” level for these awards), if specific improvements are achieved in other financial targets, provided that the aggregate award cannot exceed the “maximum” of 200% of the targeted award that is based on earnings per share or operating profit.  The Compensation Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

See “Cash and Incentive Compensation —  Annual Incentive Plan Bonuses” above for a discussion of the targets and awards that applied to Sensient’s named executive officers during 2012.  For 2013, the amounts paid to the named executive officers will be based primarily on achievement of targeted earnings of $2.64 per share, with the potential for additional awards, each equal to 20% of the target bonus award level, if specified improvements are achieved in the levels of (a) cash flow ($149.0 million or higher, a 5% improvement from 2012), (b) return on invested capital (9.9% or greater, a 30 basis point increase over 2012) and (c) gross profit as a percentage of revenue (31.9% or greater, a 20 basis point improvement from 2012).  These targets and improvements are subject to adjustment for extraordinary items as provided in the plan.  None of the incentive amounts to be paid to the current named executive officers for 2013 will be based on group or divisional financial goals.

Granting of equity awards typically reward service and performance over a longer period of time than Sensient’s other methods of compensation and focus on the Company’s long-term strategic goals.  The restricted stock awards were granted at the December 6, 2012, meeting of the Compensation Committee.  The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following factors, which ordinarily are not weighed or ranked in any particular way. The Committee considers the Company’s financial performance, the executives’ levels of responsibilities, specialized skills, experience, length of service, recent management contributions and past awards.  In determining the level of equity awards, the Compensation Committee also considers the predicted award values for similar positions at other companies included in the Comparable Company Data.  This comparison is performed to confirm that Sensient’s pay practices are being reasonably applied and are competitive for purposes of attracting and retaining key executives.  See “Cash and Incentive Compensation — Equity Awards” above.  The awards granted in 2012 provide for time vesting.  When Messrs. Kenneth Manning, Hobbs and Hammond turned age 65, awards that had been granted in the last 5 years fully vested on that date. Awards granted to those individuals after age 65 vest upon granting.

Incentive Plan Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(2)	Options (#)	Awards ($/Sh)	and Option Awards
K. P. Manning	12/6/12	$271,958	$906,525	$1,813,050				90,000			$3,240,000

P. Manning	12/6/12	89,252	297,505	595,010				25,000			900,000
R. F. Hobbs	12/6/12	104,891	349,635	699,270				40,000			1,440,000
J. L. Hammond	12/6/12	74,861	249,535	499,070				30,000			1,080,000
S. J. Rolfs	12/6/12	71,429	238,095	476,190				22,000			792,000

(1)
These are awards authorized by the Compensation Committee on December 6, 2012, under the annual management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2013.  The annual plans provide annual cash payments to executives based upon achieving overall Company earnings per share goals as described above. In addition to the awards reflected in the table above, the plans also provide the potential for additional awards, each equal to 20% of the target bonus award level (with no lower “threshold” or higher “maximum” level), if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital and (c) gross profit as a percentage of revenue, provided that the aggregate award cannot exceed the “maximum” shown in the table.

(2)
The restricted stock awards were granted at the December 6, 2012, meeting of the Compensation Committee. The restricted shares awarded to the named executive officers were granted pursuant to the Company’s 2007 Restricted Stock Plan.  Except as described elsewhere in this proxy statement, restricted stock vests in five years, or earlier upon retirement of the executive at or after age 65.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(2012)

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)

K. P. Manning						-	$-

P. Manning	2/4/10					1,500	$53,340
	12/9/10					15,000	533,400
	12/8/11					18,000	640,080
	12/6/12					25,000	889,000
							$2,115,820

R. F. Hobbs							$-

J. L. Hammond							$-

S. J. Rolfs	12/8/03	8,000	-	19.40	12/8/13
	12/6/04	10,000	-	23.00	12/6/14
	12/1/05	9,000	-	18.57	12/1/15
	12/7/06	2,125	-	24.15	12/7/16
	12/4/08					8,000	284,480
	12/3/09					10,000	355,600
	12/9/10					14,000	497,840
	12/8/11					17,000	604,520
	12/6/12					22,000	782,320
							$2,524,760

(1)
All outstanding options have an exercise price equal to the market price on the date of grant and vested in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

(2)
Except as described elsewhere in this proxy statement, restricted stock vests after completion of five years of service with the Company following the grant date, or earlier in the event of an executive’s retirement at age 65 or greater.  The value indicated in the table of the restricted stock awards owned at the end of the Company’s last fiscal year is based on the $35.56 per share closing price of a share of Sensient common stock on December 31, 2012.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

OPTION EXERCISES AND STOCK VESTED
(2012)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
K. P. Manning			90,000	$3,240,000
P. Manning			-	-
R. F. Hobbs			167,746	5,959,653
J. L. Hammond			30,000	1,080,000
S. J. Rolfs	15,000	178,651	7,000	252,000

(1)
The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers.  The value received upon exercise is based upon the difference between the value of Sensient common stock on the exercise date and the exercise price for the stock options.

(2)
Except as described elsewhere in this proxy statement, restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater.    The restricted stock is valued at the closing price of Sensient’s common stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected officers and key employees. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement.  Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual bonus paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual bonus since reaching a specified age for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers now participate in the SERP.  Mr. Paul Manning began participating in SERP on January 1, 2012. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 45% for Mr. Kenneth Manning, 35% for Messrs. Hobbs, Hammond and Paul Manning and 30% for Mr. Rolfs. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below.  The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS
(Year-end 2012)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
K. P. Manning	SERP	25	$18,414,000	$27,168
P. Manning(3)	SERP	1	1,944,000	-
R. F. Hobbs	SERP	39	6,168,000	9,902
J. L. Hammond	SERP	15	4,402,000	7,068
S. J. Rolfs	SERP	16	1,728,000	-

(1)
All benefits for Messrs. Kenneth Manning, Hobbs and Hammond had vested at year end; benefits for Mr. Paul Manning and Mr. Rolfs had not yet vested.  Note that the present value of accumulated benefits can fall if long-term interest rates increase before an executive retires.

(2)	The payments for Messrs. Kenneth Manning, Hobbs and Hammond related to social security taxes that they were required to pay based on their vested accrued benefits.

(3)
Mr. Paul Manning began participating in the SERP on January 1, 2012.  He is entitled to receive 35% of final pay, including his highest incentive plan payment in the last five years. The present value of accumulated benefits assumes that Mr. Paul Manning’s benefit has vested even though he would not be eligible for any retirement benefit until 2030.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan.  Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement.  The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations.   Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the ERISA.  Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

K. P. Manning	$-	$118,901	$91,386	$-	$1,376,087	(1)
P. Manning	-	17,185	310	-	18,161
R. F. Hobbs	-	43,938	6,189	-	282,974
J. L. Hammond	-	27,855	14,906	-	143,422
S. J. Rolfs	-	20,092	9,965	-	96,599

(1)	Of this amount, $502,757 is attributable to Mr. Kenneth Manning’s own contributions and earnings.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Kenneth Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control. Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $32 million of assets as of December 31, 2012. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement.   As noted above, the Company has an employment contract with Mr. Kenneth Manning that provides for a term ending on February 1, 2014, which also expresses the Board’s desire (to which Mr. Manning consented) that he will continue to serve thereafter as non-employee Chairman of the Board through December 31, 2015, to assist both the Board and management during the transition to new leadership.  The Company does not have employment contracts with its other executive officers (it does have contracts effective upon a change of control, as described below).  The agreement with Mr. Kenneth Manning can be terminated by the Board of Directors with or without cause, and if Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, certain termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant.  For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The following table describes the potential payments to Mr. Kenneth Manning upon a hypothetical termination without cause on December 31, 2012.  The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$8,183,760	$894,522	$315,885	$9,394,167

Change of Control Agreements. In the event of a change of control of the Company, Mr. Kenneth Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described below, except that he would be entitled to retain certain retirement and disability benefits under his employment contract.  For this purpose, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has change of control agreements with certain of its executive officers (including the named executive officers).  These are not employment agreements and have no effect unless there is a change of control.  Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above.  If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans. The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. For agreements entered into before 2010, the Company will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes assessed against any payments made to the executive, as well as all taxes on the gross-up payment.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2012, followed by a qualifying severance where applicable.  The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Executive	Severance Amount(1)	Pension Enhancement(2)	Value of Restricted Stock That Vests Early	Estimated Income Tax Gross-Up and Employee Benefits(3)	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon(4)	Total Estimated Payments
K. P. Manning	$8,183,760	$1,287,972	$-	$315,885	$-	$9,787,617
P. Manning	2,530,800	4,963,724	2,115,820	106,545	-	9,716,889
R. F. Hobbs	3,524,790	519,966	-	174,162	-	4,218,918
J. L. Hammond	2,515,860	370,256	-	137,781	-	3,023,897
S. J. Rolfs	2,364,660	2,985,585	2,524,760	118,242	3,241,711	11,234,958

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)
The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans.  The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase.  When Mr. Paul Manning was promoted to the role of President and Chief Operating Officer in 2012, he received an appropriate promotional increase during the year which is larger than the normal annual increase.  This table requires disclosure of the calculation as if the hypothetical change of control occurred on December 31, 2012.  If his assumed salary rate increase is determined by comparing his December 31, 2012, salary to his December 31, 2011, salary, the Pension Enhancement reported above would have been $8,797,764 and the Total Estimated Payments would have been $13,550,929.  The rate used in the table above is 4.5%, which is the derived rate of increase from December 31, 2012, to his current salary (i.e., eliminating the impact of his promotional increase).

(3)
This represents the estimated income tax gross-up that would have been due on the accelerated vesting of restricted stock and the value of an additional three years of coverage under the Company’s employee benefit plans following a change-of-control of Sensient on the assumptions noted above.

(4)
For those Change of Control agreements entered prior to 2010, this represents the estimated excise tax, grossed-up for other taxes, on the amount of severance and other benefits following a change-of-control of Sensient on the assumptions noted above, including a qualifying severance.  Change of Control agreements entered in 2010 or thereafter do not provide for a tax gross-up of the related benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by the Company’s shareholders	140,752	$22.3508	881,000	(2)

Equity compensation plans not approved by the Company’s shareholders

Total	140,752	$22.3508	881,000	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)
Includes the following as of December 31, 2012: (i) up to 541,000 shares of restricted stock that may be issued under the Company’s 2007 Restricted Stock Plan; and (ii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iii) up to 140,000 shares that may be issued in the form of restricted stock under the Company’s 2012 Non-Employee Directors Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2012, all of its officers and directors complied with the Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for Senior Financial Officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions.  There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation.  The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions.  Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Vice President — Administration or a member of the corporate legal department.  Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee.  They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Mr. Paul Manning, the son of Mr. Kenneth Manning (the Company’s Chairman of the Board and Chief Executive Officer), currently serves as President and Chief Operating Officer.  Mr. Paul Manning receives the compensation described herein and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees.  In addition, Mr. John Manning, also the son of Mr. Kenneth Manning and the brother of Mr. Paul Manning, currently serves as Vice President and Assistant General Counsel.  The employment arrangements of both Mr. Paul Manning and Mr. John Manning were carefully considered and approved in advance by the Audit Committee in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2012, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest.  See “Corporate Governance — Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey was formerly the President & Chief Executive Officer.

ITEM 2.

ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders.  Our compensation program is designed to attract, motivate, and retain the key executives who drive our success.  Compensation that rewards excellence and reflects performance, and alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design.  Although we have made and will continue to make improvements to our compensation program from time to time, these key principles have been unchanged for many years.

We support the principle that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns.  This principle is embodied in a non-binding, advisory vote that gives you as a shareholder the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies and procedures.  We currently hold these non-binding, advisory votes to approve executive compensation annually, so after the Meeting the next vote will occur at the 2014 Annual Meeting of Shareholders.  This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation.  The Compensation and Development Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements.  However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

•	to demand and reward excellence from each of our executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to recognize and reward excellence in an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

•	to attract and retain high caliber executive and employee talent.

The application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that demands excellence and recognizes individual and team performance without encouraging unnecessary or excessive risks.  We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance.  For example, approximately 77% of the total 2012 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation) consisted of either incentives that were subject to pre-established performance criteria or equity awards whose ultimate value upon resale depends upon the value of our stock to shareholders.  We have made and will continue to make improvements to our compensation program from time to time.  The 2012 shareholder advisory vote showed significantly increased shareholder support compared to the prior year, and we continue to maintain the policies that led to a high level of shareholder support in last year’s shareholder advisory vote.  In most cases compensation decisions made during 2012 will result in maintaining 2013 pay levels at the prior year’s level with only a small, customary increase in base pay.  We are also proposing to add certain additional safeguards in the amended and restated 2007 Stock Plan that our shareholders are asked to approve at the meeting.

As described in the “Overview” section of our “Compensation Discussion and Analysis” section above, consolidated revenue, net income and earnings per share all reached record levels in 2012, and the Company has achieved record revenues and earnings per share in each of the last three years.  The Company has also strengthened its balance sheet.  In the last five years, debt decreased by more than $150 million and the debt to capital ratio has improved to 23.5% from 38.4%.   During the same time period, the Company has increased its sales coverage, modernized its production facilities, and improved its technologies in promising areas such as digital inks, pharmaceutical coatings, and natural colors and flavors.  Sensient has increased its quarterly dividend six times in the last six years, and used its share repurchase program to return more than $23 million to shareholders in 2012.

We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it.  The Board and the Compensation and Development Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal.  Abstentions and broker non-votes will not affect the outcome of this proposal.  If no voting specification is made on a properly returned and signed proxy card (excluding broker non-votes), the proxies named on the proxy card will vote “For” this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

ITEM 3.

APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 2007 STOCK PLAN

The Sensient Technologies Corporation 2007 Restricted Stock Plan (the “2007 Plan”) became effective on April 26, 2007, the date on which the 2007 Plan was approved by the shareholders of the Company.  On April 24, 2008, the Plan was amended and restated to permit the grant of restricted stock units, in addition to restricted stock.  On December 6, 2012, the Plan as currently in effect was further amended and restated, subject to shareholder approval, to increase the number of shares available thereafter in the Plan's remaining duration (it expires on April 26, 2017) to 1,440,000 plus any cancellations of shares issued under the Plan (an increase of 900,000 shares), to permit the grant of stock options and stock appreciation rights, to rename the Plan the Sensient Technologies Corporation 2007 Stock Plan and to make certain other changes.

As of December 31, 2012, approximately 540,000 shares were available for future grant under the 2007 Plan. The Compensation Committee has approved a share increase of 900,000 for a total of 1,440,000 shares.  In setting the amount of the increase for which stockholder approval is being sought, the Compensation Committee considered the historical amounts of equity awards granted by the Company in the past three years. In 2010, 2011 and 2012, the Company made equity awards of approximately 280,000 shares per year and expects to continue at approximately this level of grant until the end of the term of the 2007 Plan in five years.

The proposed amendment and restatement will not be implemented unless approved by our shareholders.  If the proposed amendment and restatement is not approved by our shareholders, the 2007 Plan will remain in effect in its present form but any tax benefits of Section 162(m) will not be available for any awards thereunder.

The following summary of the 2007 Plan is qualified by reference to the full text thereof, as proposed to be amended and restated, which is attached as Appendix B to this proxy statement. Capitalized terms not otherwise defined in this proposal have the meanings ascribed to them in the 2007 Plan.

General

The purpose of the 2007 Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by officers and key employees, and by enabling the Company to attract and retain the services of officers and key employees upon whose judgment, interest and special effort the successful conduct of its operations largely depends.

Stock Subject to the 2007 Plan

If the amended and restated 2007 Plan is approved, the total number of shares of Stock reserved and available for issuance after December 6, 2012, will be 1,440,000, plus any future cancellations of shares issued thereunder (an increase of 900,000 shares).  The total number of shares of Stock that may be issued on or after December 6, 2012, pursuant to incentive stock options shall not exceed a maximum of 350,000 shares, which is less than 0.7% of our shares currently outstanding.  No participant may be granted Awards under this Plan with respect to more than 250,000 shares of Stock (subject to adjustment) during any calendar year.

In the event any shares of Stock that are subject to an Award cease to be subject to such Award (whether due to expiration, cancellation, termination, forfeiture, or otherwise) with such Stock being forfeited back to the Company, then the shares of Stock subject to such Award shall again become available for future Awards hereunder.  Notwithstanding the foregoing, shares subject to an Award shall not again be made available for issuance under the Plan if such shares are:  (a) shares delivered to or withheld by the Company to pay the exercise price of an Award; (b) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award; or (c) purchased in the open market with option proceeds.  Share recycling, repricing, replacements and buyouts are prohibited.

In the event of any change in the outstanding shares of Stock that occurs by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the aggregate number and type of equity authorized for issuance hereunder as well as the number, type and/or exercise price of equity subject to each outstanding Award shall be appropriately adjusted by the Committee.

Administration

The 2007 Plan is administered by the Compensation and Development Committee of the Board of Directors described above (for ease of reference in this Item 3, we will call the Compensation and Development Committee of the Board of Directors simply the “Committee”).  The Committee must consist of not less than two directors who are “non-employee directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) and who are “outside directors” (within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code).  If each member of the Committee does not so qualify, the Committee must designate a subcommittee (each of the members of which does so qualify) to approve awards to particular individuals, including each of the named executive officers.

Among other functions, the Committee has the authority:

•	to designate the officers and key employees to receive Awards;

•	to determine the type of Awards to be granted to participants;

•	to determine the number of shares covered by such Awards; and

•	to set the terms and conditions of such awards (in the discretion of the Committee, the terms of awards may differ from participant to participant).

Subject to the express terms of the 2007 Plan, determinations and interpretations with respect to the 2007 Plan will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all parties.

Eligibility

Participants in the 2007 Plan are selected by the Committee from among those officers and key employees who are recommended for participation by the Company’s Chief Executive Officer and who, in the opinion of the Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success.  The Committee’s designation of any person to receive an Award does not require the Committee to designate such person to receive an award at any subsequent time.  Approximately 33 officers and key employees are eligible for consideration to receive awards under the 2007 Plan.

Terms of Awards

Restricted Stock.  Shares of restricted stock granted to participants under the 2007 Plan will be subject to such restrictions as the Committee may impose.  The restrictions imposed on the shares may lapse separately or in combination at such time or times, or in such installments or otherwise, as the Committee may deem appropriate.  The Committee may condition the lapse of such restrictions on the passage of time, the attainment of specified performance goals, or otherwise.  The Committee may impose a grant restriction which is related to one or more specified performance goals identified in the 2007 Plan so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. Except as otherwise determined by the Committee, upon termination of employment of a participant due to death, disability, or for any other reason, during the applicable period of restriction, all restricted stock still subject to restriction shall be immediately and automatically forfeited to the Company.

The specified performance goals, referred to as Performance Goals, may consist of one or more of the following criteria, as determined by the Committee: (i) basic or diluted earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue or revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) gross profit; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt management; or (xx) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion). The specific Performance Goals may be, on an absolute or relative basis, established based on one or more of the above business criteria with respect to the Company or any one or more business units or product lines of the Company.  Performance targets are adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets.

Prior to (and after) the lapse of the applicable restrictions on the restricted stock, shares of restricted stock are entitled to receive dividends (but only for restricted stock that is not subject to ongoing Performance Goals) and vote on the same basis as all other shares of outstanding Common Stock.  After the lapse of the applicable restrictions, the shares owned by elected officers will continue to be subject to our stock ownership policy for elected officers.  See  "Response to Our Recent Say-on-Pay Vote and Improvements to Sensient's Compensation Policies" and "Equity Awards."

Restricted Stock Units.  The Committee, at any time and from time to time, may grant restricted stock units to such participants and in such amounts as it shall determine.  An award of restricted stock units entitles the participant to receive shares of Stock at such future time and upon such terms and conditions as specified by the Committee in the agreement evidencing such Award.  The Committee may base restrictions upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also base the restrictions upon such other conditions, restrictions and contingencies as the Committee may determine.  Except as otherwise determined by the Committee, upon termination of employment of a participant due to death, disability, or for any other reason, during the applicable period of restriction, all restricted stock units still subject to restriction under the terms of the Restricted Stock Unit Agreement shall be immediately and automatically forfeited to the Company.

Stock Options.  The Committee may grant incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”) to eligible employees.  The exercise price for any option will not be less than one hundred percent of the fair market value of the shares on the date of grant, provided that employees owning more than 10% of the voting power of all classes of Company stock are ineligible to receive ISOs unless the exercise price is at least 110% of the Fair Market Value on the date the option is granted and the option expires no later than five years after it is granted.

The Committee may impose such restrictions on any option as it may deem advisable, except that the option must terminate no later than 10 years after the date of grant and the terms of any incentive stock option shall comply with the provisions of Code Section 422.  Option restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.

Stock Appreciation Rights.  The Committee may grant stock appreciation rights (“SARs”) to eligible employees.  The exercise price for any SAR will not be less than one hundred percent of the fair market value of the shares on the date of grant.  The Committee may impose such restrictions on any SAR granted pursuant to this Plan as it may deem advisable, except that the SAR may have a maximum term of 10 years after the date of grant.  SAR restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.

New Plan Benefits

Awards to officers and other employees under the 2007 Plan are determined by the Committee in its discretion. As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

Plan Benefits for 2012

The grants shown in the table below were made during the Company's last completed fiscal year (January 1, 2012, to December 31, 2012) pursuant to the 2007 Plan for (i) our Named Executive Officers (listed individually), (ii) to the Company’s employees who are executive officers (in the aggregate), (iii) to the Company’s non-employee directors (in the aggregate), and (iv) to the Company’s employees who are not executive officers (in the aggregate).

Name and Position	Dollar Value ($)	Number of Units
K. P. Manning	$3,240,000	90,000
P. Manning	900,000	25,000
R. F. Hobbs	1,440,000	40,000
J. L. Hammond	1,080,000	30,000
S. J. Rolfs	792,000	22,000
Executive Group	9,360,000	260,000
Non-Executive Director Group	-	-
Non-Executive Officer Employee Group	-	-

Change of Control

All outstanding and unvested Awards will vest automatically in the event of a “Change of Control” of the Company.  Each holder of restricted stock and restricted stock units will have the right, within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of the stock subject to such award, an amount of cash equal to the highest of (i) the fair market value of such stock on the date of surrender; (ii) the highest price per share of Common Stock paid in the transaction giving rise to the Change of Control multiplied by the number of shares of stock surrendered; or (iii) the fair market value of such stock on the effective date of the Change of Control.

Shareholder Rights

A participant has no rights to vote any shares of Stock covered by an Award until he or she has become the holder of record of such share(s).  Except as provided by the Plan with respect to stock dividends, (a) a participant shall have no rights to any dividends on restricted stock units, options or Stock Appreciation Rights until he or she shall have become the holder of record of the share(s) covered by such Award, and (b) a participant receiving an award of restricted stock that requires the achievement of Performance Goals may have dividends accrue on the restricted stock, but such dividends shall not be paid to the participant unless and to the extent that such Performance Goals have been achieved.

Transferability

Except as otherwise provided in a participant’s Award agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to vesting (or exercise in the case of options and SARs).  Shares acquired by elected officers upon exercise of options or vesting of restricted stock will continue to be subject to Sensient's stock ownership policy for its elected officers.  See  "Response to Our Recent Say-on-Pay Vote and Improvements to Sensient's Compensation Policies" and "Equity Awards."

Amendment, Modification and Termination of 2007 Plan

The Board may at any time amend, alter, suspend, discontinue or terminate the Plan; provided, however, that shareholder approval of any amendment is required if otherwise required by (a) the Code or any rules promulgated thereunder, or (b) the listing requirements of the principal securities exchange or market on which the Stock is then traded (including in order to maintain the listing or quotation of the Stock thereon).  An amendment or termination of this Plan shall not adversely affect the rights of participants with respect to Awards previously granted, and all unexpired Awards shall continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

Withholding

The Company is entitled to withhold the amount of any tax attributable to any amount payable or shares of Stock deliverable under this Plan after giving the person entitled to receive such amount or shares of Stock notice as far in advance as practicable, and the Company may defer making any such payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction.  A participant may by written election, choose to pay all or a portion of the federal, state and local withholding taxes arising in connection with the lapse of restrictions on an Award or the exercise of an Award, by electing to (a) have the Company withhold shares of Stock received in connection with such benefit provided, however, that the amount to be withheld shall not exceed the Company’s minimum statutory federal, state and local tax withholding obligations for the participant (“Minimum Obligations”) associated with the transaction, (b) have the Company withhold up to 50% of the shares of Stock received in connection with such benefit provided that the participant can demonstrate that the participant holds previously owned shares of Stock (“Previous Shares”) equal to the difference between the amount withheld and the Minimum Obligations and that the Previous Shares have been held for a minimum of six months and the participant agrees to hold the Previous Shares for at least six months from the date of the election, (c) deliver up to 50% of other previously owned shares of Stock, having a Fair Market Value equal to the amount to be withheld provided that the shares have been held by the participant for a minimum of six months, or (d) pay the withholding amount in cash.  The written election must be made on or before the date as of which the amount of tax to be withheld is determined.  The Fair Market Value of fractional shares of Stock remaining after payment of the withholding taxes shall be paid to the participant in cash.

Certain Federal Income Tax Consequences

The following is a brief summary of the Company’s understanding of the principal income tax consequences under the Internal Revenue Code (the “Code”) of grants or awards made under the 2007 Plan based upon the applicable provisions of the Code in effect on the date hereof.

Restricted Stock.  A participant will not recognize income at the time an award of restricted stock is made under the 2007 Plan, unless the participant makes the election described below.  However, a participant who has not made the election will recognize ordinary income at the time the restrictions on the Common Stock lapse.  The ordinary income recognized will be in an amount equal to the fair market value of the restricted stock at such time.  A participant may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares (determined without regard to the restrictions) on such date over the amount, if any, paid for such shares.  The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of the shares on such date.  However, if the participant has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of shares on such date (determined without regard to the restrictions).

Restricted Stock Units.  An individual who has been granted restricted stock units or performance shares will not recognize taxable income until the applicable award cycle expires and the individual is in receipt of the stock distributed in payment of the award, at which time such individual will realize compensation income equal to the full fair market value of the shares delivered.  The Company is generally entitled to an income tax deduction for any compensation income taxed to the participant.

Nonqualified Stock Options.  An optionee will not recognize taxable income at the time an NSO is granted.  Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.  The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

Incentive Stock Options.  An optionee will not recognize taxable income at the time an ISO is granted.  Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise.  However, the difference between the exercise price and the fair market value of the stock at the date of exercise will constitute an item includible in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax.  When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO.  However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as long-term or short-term capital gain, depending upon the holding period of the shares.  (If the amount realized upon such disposition is less than the exercise price, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.)  The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.

Stock Appreciation Rights.  A participant will not recognize taxable income at the time an SAR is granted.  Upon exercise of the SAR, the participant will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of shares acquired pursuant to the exercise of an SAR, the participant will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.  The tax basis will, in general, be the fair market value of the shares on the date the shares were acquired pursuant to the exercise of the SAR.

Section 162(m) Limit on Compensation.  Section 162(m) of the Code limits the deduction the Company can take for compensation paid to the Company's CEO and three other highest paid officers (other than the Company's principal financial officer), determined as of the end of each year, to $1,000,000 per year per individual. However, certain performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2007 Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation if the awards are based upon the satisfaction of one or more pre-established performance goals.

Vote Required

Assuming that a quorum is present, the amended and restated 2007 Plan will be approved if more shares are voted in favor of approval than are voted against approval.  Under Wisconsin law, any shares not voted at the Meeting with respect to the 2007 Plan (whether as a result of abstention, broker non-vote or otherwise) will have no impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE 2007 PLAN.  SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES (EXCLUDING BROKER NON-VOTES) WILL BE VOTED FOR THE AMENDMENT AND RESTATEMENT OF THE 2007 PLAN.

ITEM 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2013.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board consider it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2013. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2013. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 5.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 6, 2013.  As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders.  If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2014 Annual Meeting of Shareholders, which is expected to be held on April 24, 2014, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 15, 2013, and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2014 Annual Meeting of Shareholders without inclusion in the proxy materials if such proposals are received by the Company no later than March 5, 2014.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws.  Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.Sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2012 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond
Secretary

Appendix A

Sensient Technologies Corporation
Director Selection Criteria

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer.

•	Recent leadership position in the administration of a major college or university.

•	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

•	Recent prior senior level governmental or military service.

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment.  Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the CEO and COO) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS.  NOMINEES ARE ALSO REQUIRED TO PROVIDE A WRITTEN AFFIRMATION THAT, AMONG OTHER THINGS, THE NOMINEE IS NOT AN EMPLOYEE, DIRECTOR OR AFFILIATE OF ANY COMPETITOR OF THE COMPANY.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management.

•	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

•
Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities.  The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A -1

Appendix B

SENSIENT TECHNOLOGIES CORPORATION
2007 STOCK PLAN

(as amended and restated effective April 24, 2008)
(as further amended and restated effective as of December 6, 2012)

Section 1	ESTABLISHMENT, PURPOSE AND AMENDMENT AND RESTATEMENT OF PLAN.

1.1           Establishment.  Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), previously established the “SENSIENT TECHNOLOGIES CORPORATION 2007 RESTRICTED STOCK PLAN” (the “Plan”) for officers and key employees.

1.2           Purpose.  The purpose of this Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by its officers and key employees, and by enabling the Company to attract and retain the services of officers and key employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

1.3           Effective Date; Amendment and Restatement.  This Plan became effective on April 26, 2007 (the “Effective Date”), the date on which the Plan was approved by the shareholders of the Company.  On April 24, 2008, the Plan was amended and restated to permit the grant of restricted stock units, in addition to restricted stock. On December 6, 2012, the Plan was further amended and restated, subject to shareholder approval, to increase the number of shares available for issuance under the Plan, to permit the grant of stock options and stock appreciation rights, to rename the Plan the “SENSIENT TECHNOLOGIES CORPORATION 2007 STOCK PLAN” and to make certain other changes.

Section 2	DEFINITIONS.

2.1           Definitions.  Capitalized terms used herein without definition shall have the respective meanings set forth below:

(a)	“Award” means any Restricted Stock, Restricted Stock Unit, Option or Stock Appreciation Right grant, or any other benefit conferred under the terms hereof.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation and Development Committee of the Board.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)
“Fair Market Value” means, as of any date of determination, the closing price of a share of Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Stock are traded or quoted at the relevant time) as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

(g)
“Option” means the right to purchase shares of Stock at a stated price pursuant to Section 9 hereof.  “Options” may either be “incentive stock options” which meet the requirements of Code section 422, or “nonqualified stock options” which do not meet the requirements of Code Section 422.

(h)	“Participant” means any individual designated by the Committee to participate in this Plan.

(i)
“Performance Goals” means one or more of the following criteria, as determined by the Committee: (i) basic or diluted earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue or revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) gross profit; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt management; or (xx) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion). The specific Performance Goals may be, on an absolute or relative basis, established based on one or more of the above business criteria with respect to the Company or any one or more business units or product lines of the Company.  Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets.

(j)	“Period of Restriction” means the period during which all or part of an Award is forfeitable pursuant to Section 7 or Section 8 hereof.

(k)	“Restricted Stock” means Stock granted to a Participant pursuant to Section 7 hereof.

(l)	“Restricted Stock Unit” means a restricted stock unit granted to a Participant pursuant to Section 8 hereof.

(m)	“Stock” means the Common Stock of the Company, par value of $0.10.

(n)	“Stock Appreciation Right” or "SAR" means the right to receive a benefit that is based upon the appreciation in the value of Stock pursuant to Section 10 hereof.

2.2           Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in this Plan shall include the feminine gender, the singular shall include the plural and the plural shall include the singular.

Section 3	ELIGIBILITY AND PARTICIPATION.

Participants in this Plan shall be selected by the Committee from among those officers and key employees of the Company and its subsidiaries, including subsidiaries which become such after adoption hereof, who are recommended for participation by the Company’s Chief Executive Officer and who, in the opinion of the Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success. The Committee’s designation of any person to receive an Award shall not require the Committee to designate such person to receive an Award at any subsequent time.

Section 4	ADMINISTRATION.

4.1	Administration. This Plan shall be administered by the Committee.

4.2	Powers and Authority of the Committee. The Committee, by majority action thereof, shall have complete and sole authority to:

(a)	designate officers and key employees to receive Awards;

(b)	determine the type of Awards to be granted to Participants;

(c)	determine the number of shares of Stock to be covered by Awards granted to Participants;

(d)
determine the terms and conditions of any Award granted to any Participant (which may, in the discretion of the Committee, differ from Participant to Participant), including, without limitation, provisions relating to the vesting of Awards over a period of time, upon the attainment of specified Performance Goals, or otherwise;

(e)	interpret this Plan and apply its provisions, and prescribe, amend and rescind rules, regulations, procedures, and forms relating to this Plan;

(f)	authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(g)
amend any outstanding agreement relating to any Award, subject to applicable legal restrictions, Section 4.3 below and, to the extent such amendment may adversely affect the Participant who entered into such agreement, the consent of such Participant;

(h)	prescribe the consideration for the grant of each Award hereunder and determine the sufficiency of such consideration; and

(i)
make all other determinations and take all other actions deemed necessary or advisable for the administration hereof and provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its affiliates in connection herewith; but only to the extent that any of the foregoing are not contrary to the express provisions hereof. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions hereof shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.

4.3           Repricing, Replacements and Buyouts Prohibited.   Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 5.3, neither the Committee nor any other person, directly or indirectly, may decrease the exercise price for any outstanding Option or SAR granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option or SAR granted under this Plan to the Company in exchange for cash, other Awards or an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

4.4           Composition of the Committee.  The Committee shall consist of not less than two directors. Each member of the Committee shall be a “nonemployee director” (within the meaning of Rule 16b-3 under the Exchange Act); provided, however, that in the event any Committee member is not a "nonemployee director," then the Committee shall, with respect to any Award to be made to any Participant who is subject to Section 16 of the Exchange Act (“Section 16 Participant”), delegate its functions with respect to such Award to a subcommittee (of not less than two directors) which consists exclusively of members who are "nonemployee directors." Further, the Committee may delegate to one or more senior officers of the Company any or all of the authority and responsibility of the Committee with respect to this Plan, other than with respect to Section 16 Participants. A majority of the members of the Committee (or subcommittee, as the case may be) shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

Section 5	STOCK SUBJECT TO PLAN.

5.1           Number.  The total number of shares of Stock reserved and available for issuance under this Plan after December 6, 2012 (the effective date of this amendment and restatement, subject to shareholder approval) shall be 1,440,000, plus any future cancellations of shares issued hereunder.   The total number of shares of Stock that may be issued on or after December 6, 2012 pursuant to incentive stock options shall not exceed a maximum of 350,000 shares. The number of shares of Stock reserved and available for issuance hereunder shall be subject to adjustment upon occurrence of any of the events indicated in Subsection 5.3 hereof. No Participant may be granted Awards under this Plan with respect to more than 250,000 shares of Stock (subject to adjustment) during any calendar year. The shares to be issued under this Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

5.2           Unused Stock.  In the event any shares of Stock that are subject to an Award cease to be subject to such Award (whether due to expiration, cancellation, termination, forfeiture, or otherwise) with such Stock being forfeited back to the Company, then the shares of Stock subject to such Award shall again become available for future Awards hereunder.  Notwithstanding the foregoing, shares subject to an Award shall not again be made available for issuance under the Plan if such shares are:  (a) shares delivered to or withheld by the Company to pay the exercise price of an Award; (b) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award; or (c) purchased in the open market with option proceeds.

5.3           Adjustment in Capitalization.  In the event of any change in the outstanding shares of Stock that occurs by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the aggregate number and type of equity authorized for issuance hereunder as well as the number, type and/or exercise price of equity subject to each outstanding Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee shall also make appropriate adjustments in the number of shares of Stock authorized for issuance hereunder and make such other adjustments as it deems necessary or appropriate so as to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan.

Section 6	DURATION OF PLAN.

This Plan shall remain in effect, subject to the Board’s right to earlier terminate this Plan pursuant to Section 14 hereof, until all shares of Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Award may be granted hereunder on or after the tenth (10th) anniversary of the Effective Date.

Section 7	RESTRICTED STOCK.

7.1           Grant of Restricted Stock.  Subject to the provisions of Sections 5 and 6 hereof, the Committee, at any time and from time to time, may grant shares of Restricted Stock hereunder to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a written agreement (“Restricted Stock Agreement”).

7.2           Other Restrictions.  The Committee shall, in the terms and conditions of the Restricted Stock Agreement, impose such restrictions on any shares of Restricted Stock granted pursuant to this Plan as it may deem advisable (including, without limitation, restrictions under applicable Federal or state securities laws), and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. The restrictions may be based upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also base the restrictions upon such other conditions, restrictions and contingencies as the Committee may determine.

7.3           Registration.  Any Restricted Stock granted hereunder to a Participant may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted hereunder to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Committee deems appropriate.

7.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability, or for any other reason, during the applicable Period of Restriction, all shares of Restricted Stock still subject to restriction under the terms of the Restricted Stock Agreement shall be immediately and automatically forfeited to the Company.

7.5           Voting Rights.  During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares.

7.6           Dividends and Other Distributions.  During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held (but only for Restricted Stock that is not subject to ongoing Performance Goals). If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

7.7           Nontransferability of Restricted Stock.  No shares of Restricted Stock granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of the applicable Period of Restriction. All rights with respect to the Restricted Stock granted to a Participant hereunder shall be exercisable during his lifetime only by such Participant.

Section 8	RESTRICTED STOCK UNITS.

8.1           Grant of Restricted Stock Units.  Subject to the provisions of Sections 5 and 6 hereof, the Committee, at any time and from time to time, may grant Restricted Stock Units to such Participants and in such amounts as it shall determine. An Award of Restricted Stock Units shall entitle the Participant to receive shares of Stock at such future time and upon such terms and conditions as specified by the Committee in the agreement evidencing such Award (the “Restricted Stock Unit Agreement”).

8.2           Other Restrictions.  The Committee shall, in the terms and conditions of the Restricted Stock Unit Agreement, impose such restrictions on any Restricted Stock Units granted pursuant to this Plan as it may deem advisable (including, without limitation, restrictions under applicable Federal or state securities laws). The restrictions may be based upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also base the restrictions upon such other conditions, restrictions and contingencies as the Committee may determine.

8.3           Voting, Dividend & Other Rights. Participants granted Restricted Stock Units shall not be entitled to vote or to receive dividends until they become owners of the shares of Stock pursuant to their Restricted Stock Unit Agreements.

8.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability, or for any other reason, during the applicable Period of Restriction, all Restricted Stock Units still subject to restriction under the terms of the Restricted Stock Unit Agreement shall be immediately and automatically forfeited to the Company.

8.5           Nontransferability of Restricted Stock Units.  Except as otherwise provided in a Participant's Restricted Stock Unit Agreement, no Restricted Stock Units granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of the applicable Period of Restriction.

Section 9	OPTIONS.

9.1           Grant of Options.  Subject to the provisions of Sections 5 and 6 hereof, the Committee, at any time and from time to time, may grant Options hereunder to such Participants and in such amounts as it shall determine. The Committee shall specify whether an Option is an incentive stock option or a nonqualified stock option.  Each Option grant shall be evidenced by a written agreement (the “Option Agreement”).

9.2           Exercise Price.   For each Option, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the shares of Stock subject to the Option as determined on the date of grant.

9.3           Terms and Conditions of Options.   The Committee shall, in the terms and conditions of the Option Agreement, impose such restrictions on any Option granted pursuant to this Plan as it may deem advisable (including, without limitation, restrictions under applicable Federal or state securities laws), except that the Option must terminate no later than 10 years after the date of grant and the terms of any incentive stock option shall comply with the provisions of Code Section 422.  Option restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.

9.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability, or for any other reason, prior to vesting, the unvested portion of the Option grant shall be immediately and automatically forfeited to the Company.

9.5           Nontransferability of Options.  Except as otherwise provided in a Participant's Option Agreement, no Options granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to exercise.

Section 10	STOCK APPRECIATION RIGHTS (SARS).

10.1           Grant of SARs.  Subject to the provisions of Sections 5 and 6 hereof, the Committee, at any time and from time to time, may grant SARs hereunder to such Participants and in such amounts as it shall determine. Each SAR grant shall be evidenced by a written agreement (the “SAR Agreement”).

10.2           Exercise Price.   For each SAR, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the shares of Stock subject to the SAR as determined on the date of grant.

10.3           Terms and Conditions of SARs.   The Committee shall, in the terms and conditions of the SAR Agreement, impose such restrictions on any SAR granted pursuant to this Plan as it may deem advisable (including, without limitation, restrictions under applicable Federal or state securities laws), except that the SAR must terminate no later than 10 years after the date of grant.  SAR restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.  SAR restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.  The Committee may determine to pay SARs in cash, in shares of Stock (stock-settled SARs), or in a combination of cash and shares.  Only shares of Stock issued pursuant to the exercise of stock-settled SARs shall be counted against the limit provided in Section 5.1 of the Plan.

10.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability, or for any other reason, prior to vesting, the unvested portion of the SAR grant shall be immediately and automatically forfeited to the Company.

10.5           Nontransferability of SARs.  Except as otherwise provided in a Participant's SAR Agreement, no SARs granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to exercise.

Section 11	BENEFICIARY DESIGNATION.

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit hereunder is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

Section 12	RIGHTS OF EMPLOYEES.

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time nor confer upon any Participant any right to continue in the employment of the Company.

Section 13	CHANGE OF CONTROL.

13.1          In the event of a “Change of Control” (as hereinafter defined):

(a)
Restricted Stock that is not then vested shall vest upon the date of the Change of Control and each holder of such Restricted Stock shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of such Restricted Stock, an amount of cash equal to the highest of (i) the Fair Market Value of such Restricted Stock on the date of surrender; (ii) the highest price per share of Stock paid in the transaction giving rise to the Change of Control multiplied by the number of shares of Restricted Stock surrendered; or (iii) the Fair Market Value of such Restricted Stock on the effective date of the Change of Control;

(b)
Restricted Stock Units that are not then vested shall vest upon the date of the Change of Control and each holder of such Restricted Stock Units shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of the shares of Stock subject to the Restricted Stock Units, an amount of cash equal to the highest of (i) the Fair Market Value of the Stock covered by the Restricted Stock Units on the date of surrender; (ii) the highest price per share of Stock paid in the transaction giving rise to the Change of Control multiplied by the number of shares of Stock covered by the Restricted Stock Units surrendered; or (iii) the Fair Market Value of the Stock covered by the Restricted Stock Units on the effective date of the Change of Control; and

(c)	all outstanding Options and SARs shall vest automatically.

13.2	A “Change of Control” of the Company means:

(a)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

(b)
individuals who, as of October 12, 2006, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to October 12, 2006, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 14	AMENDMENT, MODIFICATION AND TERMINATION OF PLAN.

14.1           Amendments and Termination.  The Board may at any time amend, alter, suspend, discontinue or terminate this Plan; provided, however, that stockholder approval of any amendment of this Plan shall be obtained if otherwise required by (a) the Code or any rules promulgated thereunder, or (b) the listing requirements of the principal securities exchange or market on which the Stock is then traded (including in order to maintain the listing or quotation of the Stock thereon). An amendment or termination of this Plan shall not adversely affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

14.2           Waiver of Conditions.  The Committee may, in whole or in part, waive any conditions or other restrictions with respect to any Award granted hereunder.

Section 15	TAXES.

The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or shares of Stock deliverable under this Plan after giving the person entitled to receive such amount or shares of Stock notice as far in advance as practicable, and the Company may defer making any such payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant may by written election, elect to pay all or a portion of the federal, state and local withholding taxes arising in connection with the lapse of restrictions on an Award or the exercise of an Award, by electing to (a) have the Company withhold shares of Stock received in connection with such benefit provided, however, that the amount to be withheld shall not exceed the Company’s minimum statutory federal, state and local tax withholding obligations for the

Participant (“Minimum Obligations”) associated with the transaction, (b) have the Company withhold up to 50% of the shares of Stock received in connection with such benefit provided that the Participant can demonstrate that the Participant holds previously owned shares of Stock (“Previous Shares”) equal to the difference between the amount withheld and the Minimum Obligations and that the Previous Shares have been held for a minimum of six months and the Participant agrees to hold the Previous Shares for at least six months from the date of the election, (c) deliver up to 50% of other previously owned shares of Stock, having a Fair Market Value equal to the amount to be withheld provided that the shares have been held by the Participant for a minimum of six months, or (d) pay the withholding amount in cash.  The written election must be made on or before the date as of which the amount of tax to be withheld is determined. The Fair Market Value of fractional shares of Stock remaining after payment of the withholding taxes shall be paid to the Participant in cash.

Section 16	INDEMNIFICATION.

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 17	MISCELLANEOUS.

Any Award may also be subject to other provisions (whether or not applicable to any Award made to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(a)	restrictions on resale or other disposition of financed shares; and

(b)	compliance with federal or state securities laws and stock exchange or market requirements.

Section 18	REQUIREMENTS OF LAW.

18.1           Requirements of Law.  The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable foreign, Federal and State laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any foreign, Federal or State law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

18.2           Governing Law.  This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.

Section 19	NO LIMITATION ON COMPENSATION; NO IMPACT ON BENEFITS.

Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner that is not expressly authorized under the Plan. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program. No person shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

Section 20	NO CONSTRAINT ON CORPORATE ACTION.

Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) to limit the right or power of the Company, or any of its affiliates to take any action which such entity deems to be necessary or appropriate.

Section 21	STOCKHOLDER RIGHTS.

21.1           Voting.  A Participant shall have no rights to vote any shares of Stock covered by an Award until he or she shall have become the holder of record of such share(s).

21.2           Dividends.  Except as provided by Section 5.3 with respect to stock dividends, (a) a Participant shall have no rights to any dividends on Restricted Stock Units, Options or Stock Appreciation Rights until he or she shall have become the holder of record of the share(s) covered by such Award, and (b) a Participant receiving an award of Restricted Stock that requires the achievement of Performance Goals may have dividends accrue on the Restricted Stock, but such dividends shall not be paid to the Participant unless and to the extent that such Performance Goals have been achieved.

Section 22	BLUE-PENCIL.

If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

Section 23	UNFUNDED PLAN.

This Plan is an unfunded Plan and participants in the Plan shall have the status of unsecured creditors of the Company with respect to the Plan.

Section 24	HEADINGS AND CAPTIONS.

The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 25, 2013
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Items 2, 3 and 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 25, 2013, 2:00 p.m., Central Time, and at any adjournment thereof.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

☐	☐	☐
INTERNET	PHONE	MAIL
www.eproxy.com/sxt	1-800-560-1965
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 24, 2012.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 24, 2012.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2, 3 and 4.

1.	Election of	01 Hank Brown	04 James A. D. Croft	07 Paul Manning	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Edward H. Cichurski	05 William V. Hickey	08 Elaine R. Wedral		all nominees		from all nominees
		03 Fergus M. Clydesdale	06 Kenneth P. Manning	09 Essie Whitelaw		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.
		☐	For	☐	Against	☐	Abstain

3.	Proposal that Sensient’s shareholders approve the Company's Amended and Restated 2007 Stock Plan.	☐	For	☐	Against	☐	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2013.	☐	For	☐	Against	☐	Abstain

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 and 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 25, 2013
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1, “FOR” Items 2, 3, and 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 25, 2013, 2:00 p.m., Central Time, and at any adjournment thereof.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

☐	☐	☐
INTERNET	PHONE	MAIL
www.eproxy.com/sxt	1-800-560-1965
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 23, 2012.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 23, 2012.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Savings Plan — 401(K) or Employee Stock Ownership Plan — “ESOP”

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2, 3 and 4.

1.	Election of	01 Hank Brown	04 James A. D. Croft	07 Paul Manning	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Edward H. Cichurski	05 William V. Hickey	08 Elaine R. Wedral		all nominees		from all nominees
		03 Fergus M. Clydesdale	06 Kenneth P. Manning	09 Essie Whitelaw		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.
		☐	For	☐	Against	☐	Abstain

3.	Proposal that Sensient’s shareholders approve the Company's Amended and Restated 2007 Stock Plan.	☐	For	☐	Against	☐	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2013.	☐	For	☐	Against	☐	Abstain

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 and 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.